UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. ___)
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

PIKE ELECTRIC CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

N/A

(2)	Aggregate number of securities to which transaction applies:

N/A

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

N/A

(4)	Proposed maximum aggregate value of transaction:

N/A

(5)	Total fee paid:

N/A

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

N/A

(2)	Form, Schedule or Registration Statement No.:

N/A

(3)	Filing Party:

N/A

(4)	Date Filed:

N/A

Pike Electric Corporation
100 Pike Way, PO Box 868
Mt. Airy, North Carolina 27030
October 20, 2010
Dear Stockholder:
We are pleased to invite you to the 2010 annual meeting of stockholders to be held on December 1, 2010, at 9:30 a.m., Eastern Time, at the Bermuda Run Country Club, in Bermuda Run, North Carolina. Details regarding the meeting and the business to be conducted are described in the accompanying notice of annual meeting and proxy statement.
We hope that you will attend the meeting in person, but even if you are planning to come, we strongly encourage you to designate the proxies named on the proxy card to vote your shares. This will ensure that your common stock is represented at the meeting. The proxy statement explains more about proxy voting. Please read it carefully. We look forward to your participation.
Sincerely,

J. Eric Pike
Chairman and Chief Executive Officer

PIKE ELECTRIC CORPORATION
100 Pike Way, PO Box 868
Mt. Airy, North Carolina 27030
(336) 789-2171
Notice of 2010 Annual Meeting of Stockholders

Time and Date:	9:30 a.m., Eastern Time, on Wednesday, December 1, 2010

Place:	Bermuda Run Country Club 324 Bermuda Run Drive Bermuda Run, North Carolina 27006

Items of Business:	1. Election of eight directors;

2. Ratification of appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2011; and

3. Other matters if properly raised.

Record Date:	You may vote at the annual meeting if you were a stockholder of record at the close of business on October 5, 2010.

Voting:	For voting instructions, please refer to the Notice of Internet Availability of Proxy Materials you received in the mail or, if you requested a hard copy of the proxy statement, on your enclosed proxy card. Additional information about voting is also included in the accompanying proxy statement. Please vote by Internet, phone or mail as soon as possible to record your vote promptly, even if you plan to attend the annual meeting in person.

Meeting Admission:	Attendance at the annual meeting is limited to stockholders as of the close of business on October 5, 2010, holders of valid proxies for the annual meeting and our invited guests.
By Order of the Board of Directors,

James R. Fox
Secretary
October 20, 2010
If you hold your shares in street name and do not provide voting instructions, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote. Brokers do not have discretionary authority to vote on the election of directors.

PROXY STATEMENT

The board of directors of Pike Electric Corporation (Pike, we, our or us) is providing these materials to you in connection with Pike’s annual meeting of stockholders. The annual meeting will take place on Wednesday, December 1, 2010, at 9:30 a.m. Eastern Time. The annual meeting will be held at Bermuda Run Country Club, 324 Bermuda Run Drive, Bermuda Run, North Carolina 27006.
General Information
Why am I receiving these materials?
You have received these proxy materials because our board of directors is soliciting your proxy to vote your shares at the annual meeting. This proxy statement includes information that we are required to provide you under SEC rules and is designed to assist you in voting your shares.
What is a proxy?
Our board of directors is asking for your proxy. This means you authorize persons selected by us to vote your shares at the annual meeting in the way that you instruct. All shares represented by valid proxies received before the annual meeting will be voted in accordance with the stockholder’s specific voting instructions.
Why did I receive a one-page notice regarding Internet availability of proxy materials instead of a full set of proxy materials?
SEC rules allow companies to choose the method for delivery of proxy materials to stockholders. We have elected to mail a notice regarding the availability of proxy materials on the Internet rather than sending a full set of these materials in the mail. The notice was mailed to stockholders beginning October 20, 2010, and our proxy materials were posted both on our website, http://www.pike.com, and on the website referenced in the notice on the same day. Utilizing this method of delivery expedites receipt of proxy materials by our stockholders and lowers the cost of our annual meeting. If you would like to receive a paper or email copy of the proxy materials, you should follow the instructions in the notice for requesting copies.
What if I live at the same address as another stockholder?
SEC rules and Delaware law permit us to mail one annual report and proxy statement, or notice of internet availability, as applicable, in one envelope to all stockholders residing at the same address if certain conditions are met. This is called “householding” and can result in significant savings of paper and mailing costs. We household all annual reports, proxy statements and notices of internet availability mailed to stockholders.
If you choose not to household, you should send a written request (including your name and address) within 60 days after the mailing of this proxy statement to our Secretary at the address below. In addition, if you choose to continue householding but would like to receive an additional copy of the annual report, proxy statement or notice of internet availability for members of your household, you may contact the Secretary at: Pike Electric Corporation c/o Corporate Secretary at PO Box 868, Mt. Airy, North Carolina 27030 or by calling 1-800-997-7718. Stockholders residing at the same address who are receiving multiple copies of our annual report, proxy statement or notice of internet availability may request householding in the future by contacting the Secretary at the address or phone number set forth above.

What is included in these materials?
These materials include:
•	the Proxy Statement for Pike’s annual meeting; and
•	the 2010 Annual Report to Stockholders, which includes our consolidated audited financial statements.
If you requested printed copies of these materials by mail, these materials also include the proxy card for the annual meeting.
What items will be voted on at the annual meeting?
There are two proposals scheduled to be voted on at the annual meeting:
•	the election of eight directors to serve for a one year term; and
•	the ratification of the Audit Committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm.
The board of directors is not aware of any other matters to be brought before the meeting. If other matters are properly raised at the meeting, the proxy holders may vote any shares represented by proxy in their discretion.
What are the board’s voting recommendations?
Our board of directors recommends that you vote your shares:
•	“FOR” each of the nominees to the board of directors; and
•	“FOR” the ratification of the Audit Committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2011.
Who can attend the annual meeting?
Admission to the annual meeting is limited to:
•	stockholders of record as of the close of business on October 5, 2010;
•	holders of valid proxies for the annual meeting; and
•	our invited guests.

Each stockholder may be asked to present valid picture identification such as a driver’s license or passport and proof of stock ownership as of the record date.
When is the record date and who is entitled to vote?
The board of directors set October 5, 2010 as the record date. As of the record date, there were 33,554,084 shares of common stock outstanding. Each share of our common stock outstanding on the record date is entitled to one vote on all matters presented at the 2010 Annual Meeting, except for the 200,747 outstanding shares of restricted common stock which are not entitled to vote.
What is a stockholder of record?
A stockholder of record or registered stockholder is a stockholder whose ownership of Pike stock is reflected directly on the books and records of our transfer agent, Computershare Investor Services. If you hold stock through an account with a bank, broker or similar organization, you are considered the beneficial owner of shares held in “street name” and are not a stockholder of record. For shares held in street name, the stockholder of record is your bank, broker or similar organization. We only have access to ownership records for the registered shares. If you are not a stockholder of record, we will require additional documentation to evidence your stock ownership as of the record date, such as a copy of your brokerage account statement, a letter from your broker, bank or other nominee or a copy of your notice or voting instruction card.
How do I vote?
You may vote by any of the following methods:
•	In person. Stockholders of record and beneficial stockholders with shares held in street name may vote in person at the meeting. If you hold shares in street name, you must also obtain a legal proxy from your broker to vote in person at the meeting.
•	By phone or via the Internet. You may vote by proxy by phone or via the Internet by following the instructions provided in the notice, proxy card or voting instruction card provided.
•	By mail. If you request printed copies of the proxy materials by mail, you may vote by proxy by signing and returning the proxy card or voting instruction card provided.
If you vote by phone or the Internet, please have your notice or proxy card available. The control number appearing on your notice or proxy card is necessary to process your vote. A phone or Internet vote authorizes the named proxies in the same manner as if you marked, signed and returned a proxy card by mail.
How can I change or revoke my vote?
You may change or revoke your vote as follows:
•	Stockholders of record. You may change or revoke your vote by submitting a written notice of revocation to Pike Electric Corporation c/o Corporate Secretary at PO Box 868, Mt. Airy, North Carolina 27030 or by submitting another vote on or before December 1, 2010 (including a vote via the Internet or by telephone). For all methods of voting, the last vote cast will supersede all previous votes.
•	Beneficial owners of shares held in “street name.” You may change or revoke your voting instructions by following the specific directions provided to you by your bank or broker.

What happens if I do not give specific voting instructions?
Stockholders of record. If you are a stockholder of record and you:
•	indicate when voting on the Internet or by phone that you wish to vote as recommended by the board of directors, or
•	sign and return a proxy card without giving specific voting instructions, then the proxy holders will vote your shares in the manner recommended by the board of directors on all matters presented in this proxy statement and as the proxy holders may determine in their discretion for any other matters properly presented for a vote at the meeting.
Beneficial owners of shares held in “street name.” If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is referred to as a “broker non-vote.”
Which ballot measures are considered “routine” or “non-routine”?
The election of directors (“Proposal 1”) is a matter considered non-routine under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore there may be broker non-votes on Proposal 1.
The ratification of appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2011 (“Proposal 2”) is a matter considered routine under applicable rules. A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Proposal 2.
What is the quorum for the annual meeting?
The presence, in person or by proxy, of the holders of a majority of the votes eligible to be cast by the holders of common stock is necessary for the transaction of business at the annual meeting. This is called a quorum.

What is the voting requirement to approve each of the proposals?
The following are the voting requirements for each proposal:
•	Proposal 1. For the election of directors, the eight nominees receiving the highest number of affirmative votes of the shares of our common stock present in person or represented by proxy and entitled to vote for them will be elected as directors to serve until the next annual meeting of stockholders.
•	Proposal 2. Approval of the ratification of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2011 requires the affirmative vote of a majority of the total votes of all shares of our common stock present in person or represented by proxy and entitled to vote on Proposal 2.
How are withhold authority votes, abstentions and broker non-votes treated?
Withhold authority votes, broker non-votes and abstentions are counted for purposes of determining whether a quorum is present. Only “for” and “against” votes are counted for purposes of determining the votes received in connection with each proposal, and therefore withhold authority votes, broker non-votes and abstentions have no effect on the proposal relating to the election of directors. In the case of the ratification of appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2011, an abstention will be counted as a vote present or represented on the proposal and will have the same effect as a vote against the proposal.
Who pays for solicitation of proxies?
We are paying the cost of soliciting proxies. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for sending proxy materials to stockholders and obtaining their votes. In addition to soliciting the proxies by mail and the Internet, certain of our directors, officers and regular employees, without compensation, may solicit proxies personally or by telephone, facsimile and email.
Where can I find the voting results of the annual meeting?
We will announce preliminary or final voting results at the annual meeting and publish final results in a Form 8-K filed with the SEC within four business days of the completion of the meeting.

Principal Stockholders
The following table provides information about the beneficial ownership of our common stock as of October 5, 2010 by each person that owned more than 5% of our outstanding common stock as of such date as well as each director, nominee for director, named executive officer and all directors, nominees and executive officers as a group. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, (i) shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of October 5, 2010 and (ii) shares of restricted stock and restricted stock units which vest within 60 days of October 5, 2010 are deemed outstanding. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. The percentage ownership is based on 33,353,337 shares of common stock outstanding as of October 5, 2010, which excludes the 200,747 outstanding shares of restricted common stock that the holders thereof are not entitled to vote until the restrictions lapse. Unless otherwise indicated in the footnotes below, the address for each of the individuals listed below is c/o Pike Electric Corporation, 100 Pike Way, PO Box 868, Mount Airy, North Carolina 27030.

	Number of Shares and		Ownership
Name of Beneficial Owner	Nature of Beneficial Ownership		Percentage
Lindsay Goldberg	13,111,093	(1)	39.31%
Schroder Investment Management	1,757,900	(2)	5.27%
Wells Fargo and Company	1,681,983	(3)	5.04%
J. Eric Pike	3,210,527	(4)	9.26%
Charles E. Bayless	42,577	(5)	*
Adam P. Godfrey	—	(6)	*
James R. Helvey III	25,534	(7)	*
Robert D. Lindsay	13,111,093	(8)	39.31%
Peter Pace	6,807	(9)	*
Daniel J. Sullivan	17,952	(10)	*
Louis F. Terhar	18,577	(11)	*
James T. Benfield	242,362	(12)	*
James R. Fox	54,768	(13)	*
Audie G. Simmons	506,532	(14)	1.50%
Anthony K. Slater	120,445	(15)	*
Directors and executive officers as a group (12 persons)	17,357,174		48.94%

*	Less than one percent.

(1)	The information shown is based on a Schedule 13G filed with the SEC on February 14, 2006, by LGB Pike II LLC, Lindsay Goldberg & Bessemer L.P., Lindsay Goldberg & Bessemer GP LP and Lindsay Goldberg & Bessemer GP LLC (collectively, the “Lindsay Goldberg Entities”). The Schedule 13G reports that each Lindsay Goldberg Entity has sole voting and sole dispositive power with respect to the securities. The shares of our common stock are held directly by LGB Pike II LLC, whose sole manager is Lindsay Goldberg & Bessemer L.P. The general partner of Lindsay Goldberg & Bessemer L.P. is Lindsay Goldberg & Bessemer GP LP, whose general partner is Lindsay Goldberg & Bessemer GP LLC. Except to the extent of its pecuniary interest therein, each of Lindsay Goldberg & Bessemer L.P., Lindsay Goldberg & Bessemer GP LP and Lindsay Goldberg & Bessemer GP LLC disclaims beneficial ownership of the securities held by LGB Pike II LLC. The address for each Lindsay Goldberg Entity is c/o Lindsay Goldberg & Bessemer L.P., 630 Fifth Avenue, 30th Floor, New York, New York 10111.

(2)	The information shown is based on a Schedule 13G filed with the SEC on February 16, 2010, by Schroder Investment Management North America Inc., reporting shares held on December 31, 2009. The Schedule 13G reports that Schroder Investment Management North America Inc. has sole power to vote and to dispose of all of such shares. The address for Schroder Investment Management North America Inc. is 875 Third Avenue, 21st Floor New York, NY 10022.

(3)	The information shown is based on a Schedule 13G filed with the SEC on January 21, 2010, by Wells Fargo and Company, reporting shares held on December 31, 2009. The Schedule 13G reports that Wells Fargo and Company has sole power to vote 1,135,727 shares, shared power to vote 241 shares, sole power to dispose of 1,231,906 shares and shared power to dispose of 977 shares. The address for Wells Fargo and Company is 420 Montgomery Street, San Francisco, CA 94104.

(4)	Consists of (i) 1,549,253 shares of common stock held by Takuan LLC, an entity controlled by Mr. Pike, (ii) 266,825 shares of common stock owned directly, (iii) 67,467 shares of common stock held by the Joe B./Anne A. Pike Generation Skipping Trust, of which Mr. Pike is a trustee and, as a result, over which he has voting power, and (iv) 1,326,982 shares subject to stock options.

(5)	Consists of 42,577 shares of common stock owned by the Bayless Family Trust, of which Mr. Bayless and his spouse are the co-trustees. Mr. Bayless may be deemed to have voting and dispositive power over such common stock. Mr. Bayless expressly disclaims beneficial ownership of such common stock, except to the extent of his pecuniary interest therein.

(6)	By virtue of his affiliation with the Lindsay Goldberg Entities, Mr. Godfrey may be deemed to have or share beneficial ownership of shares of our common stock beneficially owned by Lindsay Goldberg. See note 1 above. Mr. Godfrey expressly disclaims beneficial ownership of such common stock, except to the extent of his pecuniary interest therein. The address for Mr. Godfrey is c/o Lindsay Goldberg, 630 Fifth Avenue, 30th Floor, New York, New York 10111.

(7)	Consists of 25,534 shares of common stock owned directly.

(8)	Mr. Lindsay, through intermediate entities, indirectly has shared control over Lindsay Goldberg & Bessemer L.P., the sole manager of LGB Pike II LLC. By virtue of this relationship, he may be deemed to have or share beneficial ownership of shares of our common stock beneficially owned by the Lindsay Goldberg Entities. See note 1 above. Mr. Lindsay expressly disclaims beneficial ownership of such common stock, except to the extent of his pecuniary interest therein. The address for Mr. Lindsay is c/o Lindsay Goldberg, 630 Fifth Avenue, 30th Floor, New York, New York 10111.

(9)	Consists of 6,807 shares of common stock owned directly.

(10)	Consists of 17,952 shares of common stock owned directly.

(11)	Consists of 18,577 shares of common stock owned directly.

(12)	Consists of 14,532 shares of common stock and options to purchase 227,830 shares of common stock, all of which are owned directly.

(13)	Consists of 7,575 shares of common stock and options to purchase 47,193 shares of common stock, all of which are owned directly.

(14)	Consists of 105,131 shares of common stock and options to purchase 401,401 shares of common stock, all of which are owned directly.

(15)	Consists of 12,744 shares of common stock and options to purchase 107,701 shares of common stock, all of which are owned directly.

Proposal 1 — Election of Directors
Our board of directors has nominated eight directors for election at this annual meeting to hold office until the next annual meeting and the election of their successors. All of the nominees are currently directors. Each has agreed to be named in this proxy statement and to serve if elected.
Although we know of no reason why any of the nominees would not be able to serve, if any nominee is unavailable for election, the proxies intend to vote your shares for any substitute nominee proposed by the board of directors. At the annual meeting, proxies cannot be voted for a greater number of individuals than the eight nominees named in this proxy statement.
The board of directors recommends a vote “FOR” each of the eight nominees listed below.
Nominees for Director
Listed below are the eight persons nominated for election to the board of directors. The following paragraphs include information about each director nominee’s business background, as furnished to us by the nominee, and additional experience, qualifications, attributes or skills that led the board of directors to conclude that the nominee should serve on the board of directors.

			Director
Name	Age	Principal Occupation	Since
J. Eric Pike	42	Chairman of the Board and Chief Executive Officer of Pike	1994
Charles E. Bayless	67	Retired	2006
Adam P. Godfrey	48	Partner, Lindsay Goldberg LLC	2007
James R. Helvey III	51	Partner, CMT Asset Management	2005
Robert D. Lindsay	55	Managing Partner, Lindsay Goldberg LLC	2002
Peter Pace	65	General, U.S. Marine Corps (Retired)	2010
Daniel J. Sullivan	64	President, Flyway LLC	2007
Louis F. Terhar	61	Managing Director, Strategic Planning Advisors LLC	2006
J. Eric Pike
Mr. Pike is the Chairman of the board of directors and Chief Executive Officer. Mr. Pike has been President of Pike since 1998, Chief Executive Officer since 2002 and Chairman since July 2005. He is the grandson of founder Floyd Pike and joined Pike in 1990 as an A-class lineman on an overhead construction crew, advancing through various office positions, and served as Vice President of the Central Region from 1993 to 1998, where he was responsible for the powerline operations in North Carolina and South Carolina. Mr. Pike graduated from Emory University with a B.A. in History.
Mr. Pike brings extensive business, managerial and leadership experience to the board of directors. With over 20 years of experience with Pike, Mr. Pike provides the board of directors with a vital understanding and appreciation of our business and the industry. His strong leadership skills have been demonstrated through his service as our CEO since 2002 and as the Chairman of our board of directors since 2005. He is also a large stockholder of Pike and, as a member of the founding family of Pike, maintains a unique position within the corporate organization.

Charles E. Bayless
Mr. Bayless is the retired President and Provost of the West Virginia University Institute of Technology where he served in such capacities from April 2005 until June 2008. Mr. Bayless served as Chairman, President, and Chief Executive Officer of Illinova Corporation, an electric utility company, from 1998 to 1999. From 1992 to 1998, he served as Chief Executive Officer of UniSource Energy Corp., an electric utility company. Mr. Bayless holds a B.S.E.E. from the West Virginia University Institute of Technology, an M.S.E.E. in Power Engineering and a J.D. from the West Virginia University, and an M.B.A. from the Graduate School of Business Administration at the University of Michigan. He is a current board member of Recycled Energy Development, e3 Greentech Enterprises, North American Energy Alliance and the Ontario Power Authority.
Mr. Bayless’ significant business experience, including executive, operational and legal roles in the energy industry as well as in the higher education arena, qualify him for service as a member of the board of directors. Mr. Bayless has been a valuable member and contributor to our board of directors since 2006.
Adam P. Godfrey
Mr. Godfrey has been a Partner with Lindsay Goldberg LLC since 2002. Previously, he was a Partner with Bessemer Holdings, which he joined in 1992. He holds an A.B. from Brown University and an M.B.A. from the Amos Tuck School at Dartmouth College. He currently serves as a Director of Pride Manufacturing Company, LLC, FAPS Holdings, Inc., Intermex Holdings, Inc. and Bell Nursery Holdings LLC. He also serves as a member of the Board of Schneider National, Inc. and as a member of the MBA Advisory Board at the Tuck School of Business at Dartmouth.
Mr. Godfrey’s experience and position with Lindsay Goldberg, our largest stockholder, and his director and executive experience at numerous portfolio companies during his more than 15 years in the private equity industry provide exceptional management, finance and operational background and perspective, which uniquely qualify him to serve as a member of our board of directors.
James R. Helvey, III
Mr. Helvey III is a partner and the Risk Management Officer for CMT Asset Management Limited, having joined the firm in 2004. From 1985 to 2000, Mr. Helvey was employed by J.P. Morgan & Co., serving in a variety of capacities, including as Vice-Chairman of JP Morgan’s Risk Management Committee, Global Head of Derivative Counterparty Risk Management, head of the swap derivative trading business in Asia and head of short-term interest rate derivatives and foreign exchange forward trading in Europe. Mr. Helvey served as Chairman and CEO of Cygnifi Derivatives Services, LLC, an online derivatives services provider, from 2000 to 2002. Due to adverse market conditions associated with the overall decline in technology stocks, Cygnifi voluntarily filed for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code in October of 2001. In 2004, Mr. Helvey was a candidate for the United States Congress in the 5th District of North Carolina. Mr. Helvey graduated magna cum laude with honors in 1981 from Wake Forest University. In 1982, Mr. Helvey was a Fulbright Scholar at the University of Cologne in Germany, and in 1984 Mr. Helvey received a Masters degree in international finance and banking from Columbia University, School of International and Public Affairs where he was an International Fellow. Mr. Helvey is a member of the Wake Forest University Board of Trustees and of the Oakwood Country School Board of Trustees in Morgan Hill, California.

Mr. Helvey’s experience in international business and finance, executive management, and as a director of other organizations brings a valuable and necessary perspective to the board of directors, which is underscored by his role as the board’s financial expert, and qualify him to serve on our board of directors.
Robert D. Lindsay
Mr. Lindsay is co-managing partner of Lindsay Goldberg LLC, and was co-founder of Lindsay Goldberg & Bessemer in 2002. Previously, Mr. Lindsay was Managing General Partner of Bessemer Holdings. Mr. Lindsay is a graduate of Harvard College and holds an M.B.A. from Stanford University. He is President and Chief Executive Officer of Bessemer Securities LLC as well as a director of The Bessemer Group, Incorporated and its subsidiary banks, including Bessemer Trust Company, N.A. Mr. Lindsay serves as a director of FAPS Holdings, Inc., Maine Beverage Company, LLC, Keystone Foods Holdings LLC, PL Olefins LLC, Continental Energy Systems LLC, Intermex Holdings, Inc., The Brock Group LLC, Bell Nursery Holdings, LLC, Brightstar Corporation, Rosetta LLC, PL Propylene LLC, Ambulatory Services of America, Inc., Crane & Co., Inc., Scandza AS and PSC, LLC. Mr. Lindsay also serves as a Trustee of the Cold Spring Harbor Biological Laboratory and St. Paul’s School in Concord, New Hampshire.
Mr. Lindsay has served on our board of directors since 2002, providing him with several years of understanding our business as well as significant knowledge of the energy industry. Mr. Lindsay’s years of business, financial, managerial, executive and board experience across a broad spectrum of industries make him a valuable member of our board of directors. He is also co-managing partner of Pike’s largest stockholder, Lindsay Goldberg.
Peter Pace
General Pace was the sixteenth Chairman of the Joint Chiefs of Staff, where he served as the principal military advisor to the President, the Secretary of Defense, the National Security Council, and the Homeland Security Council. He is the first Marine to have held this position. General Pace held command at virtually every level in the United States Marine Corps. He is a graduate of the United States Naval Academy, holds a Master’s Degree in Business Administration from George Washington University and attended Harvard University for the Senior Executives in National and International Security program. General Pace currently serves as a director of ILC Industries, Inc., Neohapsis, Inc., and Qualys, Inc. and is chairman of the board of Pelican Products, Inc.
General Pace brings to our board of directors a unique and valuable perspective from his years of proven leadership beginning in the United States Marine Corps and culminating as the Chairman of the Joint Chiefs of Staff. General Pace’s extensive leadership and board experience qualifies him for service on and makes him an effective member of our board of directors.
Daniel J. Sullivan
Mr. Sullivan is president of Flyway, LLC. He was the President and Chief Executive Officer of FedEx Ground Package Systems, Inc., a wholly owned subsidiary of FedEx Corporation, a position he maintained from 1998 until his retirement in 2006. From 1996 to 1998, Mr. Sullivan was the Chairman, President and Chief Executive Officer of Caliber System, Inc. In 1995, he was the Chairman, President and Chief Executive Officer of Roadway Services, Inc. Mr. Sullivan is a graduate of Amherst College. He also is currently a director of Computer Task Group, Inc., Schneider National, Inc., and the Medical University of South Carolina Foundation, and is a commissioner on the Flight 93 National Memorial Federal Advisory Commission. Mr. Sullivan previously served on the board of directors of Gevity HR, Inc.

Mr. Sullivan’s operational experience, particularly with companies having large employee workforces across numerous geographical markets, as well as his executive, managerial and other board experience, make him qualified to serve on, and a valuable member of, our board of directors.
Louis F. Terhar
Mr. Terhar, has been Managing Director for Strategic Planning Advisors LLC, a firm specializing in strategic planning advice and operational improvement strategies, since February 2005. From 2004 to 2005, he served as President and Chief Executive Officer of Integris Metals, Inc., a processor and distributor of metals. From 2002 to 2003, Mr. Terhar served as President and Chief Executive Officer of Indian Motorcycle Company, a manufacturer of cruiser motorcycles, which filed for liquidation under California law for the benefit of its creditors under the supervision of its stockholder in October 2003. From 1989 to 2001 Mr. Terhar was employed by The David J. Joseph Company, serving as President and Chief Executive Officer from 1992 to 2000 and as President of the SHV North America/SHV Capital Ventures from 2000 to 2001. Mr. Terhar holds a B.S. in General Engineering from the United States Naval Academy, an M.B.A. in Finance from Syracuse University, and an A.L.M. in Government from Harvard University.
Mr. Terhar brings to the board of directors a unique and valuable perspective from the numerous executive and leadership positions he has held across a broad range of fields. Mr. Terhar’s diverse executive experience qualifies him to serve as a member of our board of directors.
Corporate Governance
The Board of Directors
We are governed by a board of directors and its various committees that meet throughout the year. The board of directors and its committees have general oversight responsibility for the affairs of Pike. In exercising its fiduciary duties, the board of directors represents and acts on behalf of our stockholders.
Our board of directors has adopted written corporate governance policies, principles and guidelines, known as our Corporate Governance Guidelines. In addition, we have a written code of conduct which applies to our directors and employees, including our Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer, and includes guidelines relating to the ethical handling of actual or potential conflicts of interest, compliance with laws, accurate financial reporting, and procedures for promoting compliance with, and reporting violations of, the code.
Documents Available
All of our corporate governance materials, including the charters for our Audit Committee, Compensation Committee and Nominating and Governance Committee, our Corporate Governance Guidelines and our Code of Business Conduct and Ethics are published on our website, http://www.pike.com, in the “Investor Center” section under “Corporate Governance”. These materials are also available in print to any stockholder upon request, by contacting us at: Pike Electric Corporation, 100 Pike Way, P. O. Box 868, Mount Airy, NC 27030, attn.: Investor Relations, or by telephone at (336) 719-4622. Any modifications to these corporate governance materials will be reflected on our website, and we intend to post any amendments or waivers to the Code of Ethics and Business Conduct (to the extent required to be disclosed pursuant to Form 8-K) at this location on our website.

Director Independence
The board of directors believes that a majority of its members are independent under both the applicable New York Stock Exchange rules and regulations, which we refer to as the NYSE rules, and the applicable SEC rules and regulations, which we refer to as the SEC rules. The NYSE rules provide that a director does not qualify as “independent” unless the board of directors affirmatively determines that the director has no material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us). The NYSE rules require a board of directors to consider all of the relevant facts and circumstances in determining the materiality of a director’s relationship with a company and permit the board to adopt and disclose standards to assist the board in making determinations of independence. Accordingly, our board of directors has adopted our Director Independence Standards, which incorporate the independence standards of the NYSE rules, to assist the board in determining whether a director has a material relationship with us. Our Director Independence Standards are available on our website, http://www.pike.com, in the “Investor Center” section under “Corporate Governance,” as an attachment to our Corporate Governance Guidelines.
In September 2010, the board of directors, with the assistance of the Nominating and Governance Committee, conducted an evaluation of director independence based on our Director Independence Standards. In connection with this review, the board of directors evaluated banking, commercial, charitable, consulting, family or other relationships with each director and immediate family members of each director and their related interests and us and our subsidiaries, including those relationships described below under “Certain Relationships and Related Party Transactions.” As a result of this evaluation, the board of directors affirmatively determined that none of Messrs. Bayless, Helvey, Pace, Sullivan and Terhar had a relationship with Pike other than in their capacity as directors and that each of them is an independent director under our Director Independence Standards, the NYSE rules and the SEC rules. The board of directors has also determined that each member of the Audit, Compensation and Nominating and Governance Committees (see membership information below) is independent. In addition, the board of directors determined that Mr. Pike was not independent due to his employment with Pike and that Messrs. Godfrey and Lindsay were not independent due to their relationships with Lindsay Goldberg and its affiliates.
Board Leadership Structure
Specific elements of our board leadership structure are outlined in our bylaws and Corporate Governance Guidelines, as described below:

Chairman of the Board	The board of directors has appointed our Chief Executive Officer to the position of Chairman of the board or directors. Combining the roles of Chairman of the board and Chief Executive Officer (i) enhances alignment between the board of directors and management in strategic planning and execution as well as operational matters, (ii) avoids the confusion over roles, responsibilities and authority that can result from separating the positions, and (iii) streamlines board process in order to conserve time for the consideration of the important matters the board needs to address. Mr. Pike currently serves as the Chairman of our board of directors as well as our Chief Executive Officer.
Lead Independent Director	The Lead Independent Director presides at executive sessions of non-management directors and at board meetings at which the Chairman is not present, has the authority to call meetings of non-management directors, advises on the selection of committee chairs, advises the Chairman on the agenda for board meetings and governance matters, and serves as a liaison between the Chairman and the independent directors. Mr. Sullivan currently serves as our lead independent director.

Independent Oversight	Independent directors comprise more than 60% of the board of directors and 100% of the Audit Committee, Compensation Committee, and the Nominating and Governance Committee.
Committee Chairs	All chairs of the board’s committees are independent and are annually appointed by the board of directors, approve agendas and material for respective committee meetings, and act as liaison between committee members and the board of directors and between committee members and senior management.
Board Committees
The board of directors has a standing Audit Committee, Compensation Committee, and Nominating and Governance Committee. The board of directors may also establish other committees from time to time as it deems necessary. Committee members and committee chairs are appointed by the board of directors. The members of the board’s committees are identified in the following table:

Nominating &
Director	Audit	Compensation	Governance
J. Eric Pike
Charles E. Bayless	X	X	Chair
Adam P. Godfrey
James R. Helvey III	Chair	X	X
Robert D. Lindsay
Peter Pace	X	X	X
Daniel J. Sullivan	X	X	X
Louis F. Terhar	X	Chair	X
Each committee of the board of directors functions pursuant to a written charter adopted by the board of directors. The following table provides information about the operation and key functions of each board committee:

			Number of
			Meetings in
Committee	Members	Functions and Additional Information	Fiscal 2010
Audit Committee	James R. Helvey III (1) Charles E. Bayless Peter Pace Daniel J. Sullivan Louis F. Terhar	• Acts on behalf of the board of directors in its oversight of accounting and financial reporting processes, internal controls and audit functions • Reviewing and discussing with our independent registered public accounting firm our annual and quarterly financial statements and earnings releases	4
		• Considering and approving any non-audit services proposed to be performed by our independent registered public accounting firm
		• Oversees compliance with significant regulatory requirements
		• Assists the board in its oversight of enterprise risk management
		• The board of directors has determined that Mr. Helvey is an “audit committee financial expert” within the meaning of the regulations of the SEC
		• Reports regularly to the board

			Number of
			Meetings in
Committee	Members	Functions and Additional Information	Fiscal 2010
Compensation Committee	Louis F. Terhar (1)	• Administers our executive compensation plans	5
	James R. Helvey III Charles E. Bayless Peter Pace Daniel J. Sullivan	• Reviews and establishes the compensation of our executive officers and makes recommendations to the board of directors concerning executive compensation
		• Reviews and approves compensation of the members of the board of directors
		• Reviews and approves employment offers and arrangements, and other benefits for each executive officer
		• Oversees regulatory compliance and risk regarding compensation matters
		• Reports regularly to the board
Nominating & Governance Committee	Charles E. Bayless (1) James R. Helvey III	• Identifies, evaluates and recommends director candidates to the board of directors	4
	Peter Pace Daniel J. Sullivan	• Reviewing and approving related person transactions
	Louis F. Terhar	• Considering and recommending to the board of directors other actions relating to corporate governance
		• Reports regularly to the board of directors as appropriate

(1)	Committee Chairman
Director Meeting Attendance
The board of directors held 13 meetings during fiscal year 2010. Each incumbent director attended greater than 75 percent of board and applicable committee meetings during fiscal year 2010 while such director served as a member of the board or such committee. All incumbent directors attended the 2010 annual meeting of stockholders either in person or telephonically, except for Mr. Pace who was not then a director or a director nominee.
Our Corporate Governance Guidelines provide that our non-management directors will meet in regularly scheduled executive sessions and, at least once annually, our independent directors will meet in an executive session. Mr. Sullivan, as our lead independent director, presides at the executive sessions of our non-management directors.
Director Nomination Process
The Nominating and Governance Committee is responsible for identifying individuals qualified to become members of our board of directors and for recommending to the board of directors the individuals for nomination as members. In considering whether to recommend any particular candidate for inclusion in the board of directors’ slate of recommended director nominees, the Nominating and Governance Committee applies the criteria set forth in the Corporate Governance Guidelines, which include considering:
•	a candidate’s roles and contributions to the business community;
•	a candidate’s personal qualities of leadership, character and judgment, and whether the candidate possesses and maintains a reputation in the community at large of integrity, trust, respect, competence and adherence to the highest ethical standards;
•	relevant knowledge and diversity of background, viewpoint, professional experience, education, skill and other individual qualities and attributes that contribute to board heterogeneity;
•	whether a candidate is free of conflicts and has the time required for preparation for and attendance at all meetings; and
•	applicable listing standards of the NYSE.

The above-listed criteria is considered in light of (i) a stockholders agreement we entered into with LGB Pike II LLC, an affiliate of Lindsay Goldberg, and certain other stockholders, including members of management, which requires LGB Pike II LLC and its affiliates to vote their shares of our common stock for J. Eric Pike to be a member of our board of directors for so long as he is our chief executive officer and controls at least 1,321,965 shares of our common stock and (ii) our relationship with Lindsay Goldberg and its affiliates.
During the selection process, our Nominating and Governance Committee will seek inclusion and diversity within the board of directors and adhere to our policy of maintaining an environment free from discrimination based upon race, color, religion, national origin, sex, age, disability, sexual preference or orientation, marital status or any other unlawful factor. The Nominating and Governance Committee may, at its discretion, hire third parties to assist in the identification and evaluation of director nominees.
Prior to joining our board of directors in February 2010, General Peter Pace was recommended to our Nominating and Governance Committee by our Chairman and Chief Executive Officer.
Stockholder Recommendations of Director Candidates
Stockholders may recommend individuals to the Nominating and Governance Committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of Pike’s common stock for at least one year as of the date such recommendation is made. Such information should be sent to: Nominating and Governance Committee, c/o Corporate Secretary, Pike Electric Corporation, 100 Pike Way, Mount Airy, North Carolina 27030. Assuming that appropriate material addressing the criteria set forth above is provided on a timely basis, the Nominating and Governance Committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for all other recommended candidates.
Recommendations by stockholders for director candidates to be considered for the 2011 annual meeting of stockholders must be submitted between August 3, 2011 and September 2, 2011. Appropriate submission of a recommendation by a stockholder does not guarantee the selection of the stockholder’s candidate or the inclusion of the candidate in our proxy statement; however, the Nominating and Governance Committee will consider any such candidate in accordance with the director nomination process described above.
Policy for Review of Related Person Transactions
We review relationships and transactions in which Pike and our directors and executive officers or their immediate family members are participants to determine whether such related persons have a direct or indirect material interest. Our legal staff is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether a related person has a direct or indirect material interest in the transaction. As required under SEC rules, transactions that are determined to be directly or indirectly material to a related person are disclosed in this proxy statement. In addition, the Nominating and Governance Committee reviews and approves or ratifies any related person transaction that is required to be disclosed.

As set forth in the Nominating and Governance Committee’s charter, which is available on our website, http://www.pike.com, in the “Investor Center” section under “Corporate Governance,” in the course of its review and approval or ratification of a disclosable related person transaction, the committee considers: (i) the nature of the related person’s interest in the transaction; (ii) the material terms of the transaction, including, without limitation, the amount and type of transaction; (iii) the significance of the transaction to the related person; (iv) the significance of the transaction to the company; (v) whether the transaction would impair the judgment of a director or executive officer to act in the best interest of the company; and (vi) any other matters the committee deems appropriate.
The Board’s Role in Risk Oversight
The Audit Committee reviews with management and oversees our risk management policies and procedures for identifying, monitoring, evaluating and managing key financial and accounting risk exposures, including the system of internal controls and financial reporting. The Compensation Committee is responsible for reviewing our compensation practices and the relationship among risk, risk management and compensation. The Nominating and Governance Committee reviews and oversee issues that may create governance risks, such as board composition, director selection, director and management succession planning, and related person transactions. Our board of directors also reviews selected risk topics directly as circumstances warrant and routinely receives reports from management regarding enterprise risk assessments and risk management practices.
Compensation Committee Consultant
The Compensation Committee has sole authority under its charter to retain compensation consultants and to approve such consultants’ fees and retention terms. In fiscal 2008, the Committee engaged Aon Consulting to provide advice on compensation matters as described in the Compensation Discussion and Analysis. Independent of the Compensation Committee and under a separate services agreement, management hired Aon and its affiliates to provide services related to insurance brokerage, health and benefit plan design and administration, and surety and actuarial. However, the business unit of Aon that provides compensation-based services is separate from those business units of Aon or its affiliates that provide these other services. Consequently, the respective services provided to the Compensation Committee and our benefits department involved different personnel, oversight and operations within Aon. The aggregate fees paid in fiscal 2010 to Aon Consulting for advice on the amount or form of executive compensation were approximately $11,250. The aggregate fees paid to Aon or its affiliates by Pike for services related to insurance brokerage, health and benefit plan design and administration, and surety and actuarial in fiscal 2010 were approximately $405,000.
In May 2010, the Compensation Committee retained Compensation Advisory Partners, LLC (“CAP”) to act as its independent advisor and to provide it with advice and support on executive compensation issues. The independence of CAP, as compensation consultant, has been reviewed and confirmed by the Compensation Committee. Neither CAP nor any of its affiliates provide any services to us except for services related solely to executive officer and director compensation.
Communications with the Board of Directors
Stockholders and other interested parties can communicate directly with any of our directors, including our non-management directors, by sending a written communication to a director c/o Corporate Secretary at 100 Pike Way, PO Box 868, Mount Airy, North Carolina 27030. In addition, any party who has concerns about our accounting, internal controls or auditing matters may contact the Audit Committee directly at such address or by calling toll-free 1-800-997-7718. Such communications may be confidential or anonymous. All such communications are promptly reviewed before being forwarded to the addressee. Any concerns relating to accounting, internal controls, auditing matters or officer conduct are sent immediately to the chair of the Audit Committee. We generally will not forward to directors a stockholder communication that we determine to be primarily commercial in nature, relates to an improper or irrelevant topic or requests general information about Pike.

Director Compensation
Our director compensation policy provides that each director who is considered “independent” within the meaning of Section 303A.02 of the New York Stock Exchange Listed Company Manual will receive compensation for service on the board of directors. Non-independent directors (currently Messrs. Pike, Godfrey and Lindsay) receive no compensation for their service as directors. The following table shows the compensation paid to each “independent” director who served on our board of directors in fiscal 2010:
2010 Director Compensation Table

	Fees Earned or
	Paid in Cash	Stock Awards	Total
Name	($)(1)	($)(2)	($)
Charles E. Bayless	60,809	70,002	130,811
James R. Helvey III	71,139	129,991	201,130
Peter Pace	9,986	57,689	67,675
Daniel J. Sullivan	72,139	129,991	202,130
Louis F. Terhar	66,309	70,002	136,311

(1)	The amounts shown in this column represent the aggregate amounts of all fees earned or paid in cash for services as a director in fiscal year 2010.

(2)	Represents the full grant date fair value of stock awards computed in accordance with FASB Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”). Generally, the full grant date fair value is the amount that we would expense in our financial statements over the award’s vesting schedule. For additional information regarding the assumptions made in calculating these amounts, see the Notes to our audited, consolidated financial statements included in our Annual Report on Form 10-K. These amounts reflect our accounting expense for these awards and do not correspond to the actual value that will be recognized by the directors.
The elements of compensation for our independent directors are as follows: (i) an annual fee of $25,000 in cash payable in quarterly installments; (ii) $1,000 in cash for each board meeting attended; (iii) $500 in cash for each committee meeting attended; (iv) $15,000 annual retainer for the Lead Independent Director; (v) $15,000 annual retainer for the chair of the Audit Committee; (vi) $10,000 annual retainer for the chair of the Compensation Committee; (vii) $10,000 annual retainer for the chair of the Nominating and Governance Committee; (viii) $70,000 in shares of restricted stock upon election to the board of directors at the annual stockholders’ meeting, vesting in full on the first anniversary of the grant date; and (ix) reimbursement of reasonable expenses incurred for attending board and committee meetings.
The Compensation Committee reviews and approves compensation of the members of the board of directors. In approving annual director compensation, the Compensation Committee considers recommendations of its outside compensation consultant and makes such modifications it deems appropriate. The board of directors approved the director compensation policy in September 2009, based on advice from its former outside advisor, Aon Consulting.

Compensation Discussion and Analysis
This section explains our executive compensation program as it relates to the following “named executive officers” of Pike:

J. Eric Pike	Chairman of the Board and Chief Executive Officer
Anthony K. Slater	Executive Vice President, Chief Financial Officer
Audie G. Simmons	Executive Vice President of Operations
James R. Fox	General Counsel, Vice President of Risk Management and Secretary
James T. Benfield	Senior Vice President of Operations
This discussion includes statements regarding financial and operating performance targets in the limited context of our executive compensation program. Investors should not evaluate these statements in any other context. These are not statements of management’s expectations of future results or guidance.
Executive Summary
Our executive compensation programs are designed to further our goals of continued long-term success and creation of stockholder value. The primary objectives of our compensation policies are to:
•	Attract and retain executive officers of outstanding quality by offering competitive annual base salaries;
•	Reward the achievement of annual financial performance that our board of directors and management believe will lead to long-term growth in stockholder value;
•	Align executive officers’ interests with those of stockholders through equity awards; and
•	Reinforce our culture of teamwork, customer satisfaction and workforce safety and promote revenue growth, which our board of directors and management believe are essential to maintaining a competitive advantage in our industry.
To accomplish these objectives, our compensation philosophy is as follows:
•	Position base salaries between the 50th and 75th percentiles of executive compensation market surveys approved by the Compensation Committee of our board of directors (the “Committee”);
•	Position target awards for annual and long-term performance between the 50th and 75th percentiles of the approved compensation market surveys and of companies identified and approved by the Committee as representing a peer group for our company;
•	Position total cash compensation and total direct compensation at or above the 50th percentile of the approved compensation market surveys and the approved peer group;
•	Obtain updated market information at least every two years from the Committee’s consultant for both executive compensation market surveys and peer group companies approved by the Committee;

•	Establish performance metrics and targets for annual incentives that will result in total cash compensation above the targeted range when we perform well and below the targeted range when we do not; and
•	Align executive officers’ interests with long-term stockholder interests by making annual grants of long-term incentive awards, in the form of a balanced mix of stock options and restricted stock units; these awards vest over a number of years and result in total direct compensation realized over time that should be above the targeted range when we perform well and below the targeted range when we do not.
The Committee oversees the compensation program for our executive officers with the assistance of senior management. The Committee reviews, approves and determines all elements of compensation for each executive officer.
For fiscal 2010, we operated under difficult economic conditions and did not achieve our targeted financial goals. As a result, and consistent with our pay-for-performance executive compensation philosophy, our executive officers:
•	voluntarily reduced base salaries by 10% to 15%, and
•	did not receive a pay out under the fiscal 2010 Annual Bonus Plan.
Determining Executive Compensation
Elements of Compensation
There are three major elements that comprise our compensation program, which in the aggregate constitute total direct compensation to an executive:

Element	Description	Purpose
Base Salary	Fixed cash compensation based on responsibility, assessment of performance, experience, tenure and potential	Provide a competitive, fixed, baseline level of cash compensation
Annual Bonus Plan	Cash payment tied to performance during the fiscal year	Motivate officers to achieve our annual strategic and financial goals
Long-Term Incentive Compensation	Restricted stock units and stock options. Awards vest in equal annual increments over a three year period.	Attract officer talent, promote retention, motivate officers to achieve our long-term strategic and financial goals, and align to long-term stockholder interests
We believe the use of these elements provides an appropriate balance between rewarding performance, both short and long-term, and encouraging retention.

Determining Executive Compensation for Fiscal 2010
In fiscal 2008, the Committee engaged Aon Consulting to assist the Committee in revising its compensation program to align more closely with its compensation philosophy and in determining compensation under the program. The Committee met in June 2009 to determine executive officers’ base salaries for fiscal 2010 and in August 2009 to determine fiscal 2010 compensation under our annual incentive and long-term incentive programs. In determining compensation for fiscal 2010, the Committee independently assessed the performance of our CEO, analyzed relevant competitive data (the executive compensation market surveys and peer group information) and determined the CEO’s compensation. For the other executive officers, our CEO provided the Committee his analysis of the executive officers’ performance and his compensation recommendations, which the Committee then considered along with the executive compensation surveys and the peer group information.
Aon Consulting’s role in the Committee’s determination of fiscal 2010 compensation was to help define the peer group, provide executive compensation data from the market surveys and the peer group, and recommended a two percent increase for base salaries from fiscal 2009 to fiscal 2010 although such amounts were later reduced voluntarily by the executives. The executive compensation market surveys and peer group selected are discussed in greater detail below. The surveys and peer group information and Aon Consulting’s analyses and findings based on the market surveys and information were provided to the Committee and used to evaluate compensation recommendations. The executive compensation market surveys and peer group information provided the Committee perspective on the amounts and components of compensation provided to executive officers at comparable companies.
In May 2010, the Committee retained Compensation Advisory Partners (CAP) as its new compensation consultant regarding executive officer and director compensation. At the Committee’s request, CAP reviewed the compensation program and amounts paid to executive officers for fiscal 2010 and confirmed to the Committee that these amounts were consistent with our compensation philosophy and did not recommend any changes in the amounts paid to our executive officers.
Compensation Benchmarking
In making its compensation decisions, the Committee relied upon comparisons of our compensation programs and amounts relative to the compensation paid to similarly-situated executives. This approach ensured that our compensation programs and cost structure allowed us to remain competitive in our markets. Given the limited number of publicly-traded companies of comparable size in our industry, our Committee looked to published executive compensation market surveys to provide baseline information and then supplemented this information with data from, and an analysis of, compensation practices for our peer group described below. The Committee believed that the peer group was representative of the sector in which we operated at the time of determining fiscal 2010 compensation, and the group was chosen based on their relative size as measured by sales volume, industry space, number of employees, and the role and responsibilities of the companies’ executive officers.
The following three executive compensation market surveys were used in determining compensation for fiscal 2010: (i) 2007 Mercer Executive Compensation report; (ii) 2007/2008 Watson Wyatt Industry Report on Top Management Compensation; and (iii) a proprietary and confidential survey of executive compensation comprised of companies of similar revenue size. The following companies were identified as members of the peer group for compensation review purposes for fiscal 2010: Comfort Systems USA; Dycom Industries, Inc.; Granite Construction; Insituform Technologies, Inc.; Integrated Electrical Services; Mastec Inc.; Quanta Services, Inc.; Tetra Tech, Inc.; Watts Water Technologies; and Willbros Group Inc.
The Committee targeted the aggregate value of total compensation for our executive officer positions between the 50th and 75th percentile of the total compensation for such positions in the three compensation surveys. The Committee believes this target level of total compensation opportunity is necessary to attract and retain executive officers with the necessary experience and skills for a company of our size and scope. All total compensation amounts for our executive officers were between the 50th and 75th percentile of the compensation amounts for their positions in the executive compensation surveys. The actual target compensation for each individual executive may be higher or lower than the targeted market position based on factors such as individual skills, experience, contribution and performance, internal equity and other factors that the Committee deems relevant for an individual executive. In addition, actual compensation results (e.g., amounts earned and paid each year) may be higher or lower than the targeted amounts based on corporate and individual performance.

Base Salaries
Base salaries are the foundation of our compensation program. They provide a fixed, baseline level of cash compensation based on each executive officer’s position, responsibilities, individual performance, job tenure and future potential. Base salary levels also impact amounts paid under other elements of our executive compensation program, including annual bonuses, long-term performance awards and retirement benefits. The base salaries of executive officers are set at levels intended to be competitive with other companies engaged in similar activities and with other businesses of comparable size and scope that compete with us for executive talent. To attract and retain the level of talent necessary for us to succeed, the Committee expects that the base salaries should be between the 50th and 75th percentiles of the range of base salaries for comparable positions when compared to the executive compensation market surveys and our peer group. The Committee believes the named executive officers’ base salaries for fiscal year 2010 were within a reasonable range of base salaries for comparable executive talent.
In fiscal 2010, our CEO voluntarily reduced his base salary 15% and our other executive officers voluntarily reduced their base salary 10% due to the difficult economy in which we operated in an effort to reduce fixed overhead expenses. The following table reflects the revised annual base salaries of the named executive officers following these reductions:

FY 2010
Name	Base Salary
J. Eric Pike	$676,260
Anthony K. Slater	$390,150
Audie G. Simmons	$411,899
James R. Fox	$330,452
James T. Benfield	$342,867
Annual Bonus Plan
Annual Bonus Plan for Fiscal Year 2010
The Annual Bonus Plan for fiscal year 2010 provided each executive officer the opportunity to receive an annual cash award based on the achievement of corporate performance goals and individual performance. Annual cash incentive targets were set as a percentage of base salary, determined by the Committee based on its views of the scope of the job and market data.

The criteria adopted for payment of the executive officers’ awards were as follows:

Criteria	Rationale
Earnings Per Share (“EPS”)	Focuses executives on improving financial performance on an annual basis.
Company-wide safety measured by the OSHA recordable incident rate for the fiscal year (“Safety Rate”)	Workforce safety is a very high priority for Pike and impacts not only the health and welfare of our employees but is continuously monitored and evaluated by our customers.
Individual achievement of three specified personal goals (“Personal Goals”)	Provides financial reward for achievement of strategic initiatives and high priority projects assigned to specific individuals.
The Committee established EPS as the primary goal in the weighting of these factors. In fact, no awards could be earned for fiscal 2010 regardless of the achievement of Safety Rate goal or Personal Goals unless the threshold level of EPS was achieved. For fiscal 2010, the weightings were 60% EPS, 25% Safety Rate and 15% Personal Goals. The Committee believed this balanced mix of performance measures was an effective motivator because they were easy for our executives to track and understand and they correlate directly with the historical success factors of Pike.
Each executive officer was assigned a target award based on a percentage of base salary, a threshold level at which 50% of the executive’s target award would be earned and below which no amounts would be payable, and a maximum award representing 150% of such executive’s target award. Payouts would be determined on a linear basis for achievement between threshold and target and between target and maximum award levels. The Committee believed the bonus targets and criteria were established at levels that were achievable but required a sustained level of high performance in areas important to our continued success and growth.
In August 2009, the Committee had approved the following target awards for our executive officers for fiscal 2010: Mr. Pike — $596,700; Mr. Slater — $238,425; Mr. Simmons — $274,600; Mr. Fox — $183,585; and Mr. Benfield — $190,482. None of these amounts were paid to executives as noted below.
The following chart shows the threshold, target and maximum levels for EPS, Safety Rate and personal goals for fiscal 2010:

			Personal Goals
	EPS	Safety Rate	(# attained)
Payout Level	(60%)	(25%)	(15%)
Threshold (50% Payout))	$0.60	4.25	1
Target (100% Payout)	$0.73	3.00	2
Maximum (150% Payout)	$0.86	2.25	3
For fiscal 2010, actual EPS was $(0.41) and the safety rate was 2.69. No awards were earned under the 2010 Annual Bonus Plan because Pike failed to achieve the EPS threshold.
Annual Bonus Plan for Fiscal Year 2011
The Committee determined in September 2010 that the executive officers would not participate in the Annual Bonus Plan for fiscal year 2011 and that any bonus awarded to an executive officer for fiscal 2011 would be determined by the Committee, in its discretion, after fiscal 2011 based upon the company’s and the executive’s performance during the fiscal year, particularly given the current fragility of the global economy and unpredictable return to traditional levels of demand by our customers for our distribution construction services.

Long-Term Incentive Compensation
The third key element of our compensation program is providing equity incentives to our employees to align their interests with the long-tern interests of our stockholders, encourage retention, and provide an incentive to achieve our long-term strategic goals. We maintain both the 2005 and 2008 Omnibus Incentive Compensation Plans under which we may grant equity awards.
The Committee grants long-term equity incentive compensation through awards of stock options and restricted stock units that vest in equal amounts over a three year period commencing on the date of grant. The Committee believes that stock options provide our officers with an incentive for future financial performance since these options will not be of value to our executives unless we continue to achieve our strategic goals and cause our stock price to increase. The Committee believes restricted stock units with time-based vesting provide a reasonable incentive for our officers to perform, an opportunity for officers’ interests to be aligned with stockholders upon grant of the award, and an effective employment retention tool.
The Committee sets the long-term incentive award level based on a percentage of base salary determined by the Committee taking into the account the goal of positioning total direct compensation opportunities between the 50th and 75th percentiles of the market survey data and peer group information.
The Committee approved the following long-term incentive awards for our executive officers for fiscal 2010: Mr. Pike — $1,193,400; Mr. Slater — $359,805; Mr. Simmons — $411,899; Mr. Fox — $275,377; and Mr. Benfield — $228,578. These amounts were awarded to each executive 50% in restricted stock units and 50% in stock options (the portion in stock options being determined using a Black-Scholes stock option valuation methodology). The table below summarizes the number of restricted stock units and stock options awarded to our executive officers in August 2009, where shares of restricted stock were valued on the date of award approval and the stock options were priced on the first business day of the month immediately following the date of award approval pursuant to our equity award policy:

	Restricted Stock Units	Stock Options
Name	(#)	(#)
J. Eric Pike	55,818	112,917
Anthony K. Slater	16,829	34,044
Audie G. Simmons	19,265	38,973
James R. Fox	12,880	26,056
James T. Benfield	10,691	21,628
Other Benefits and Executive Compensation Policies
401(k) Savings Plan
We maintain a tax qualified defined contribution plan with a cash or deferred arrangement under Section 401(k) of the tax code for substantially all of our employees who are not part of collective bargaining agreements, including the named executive officers. Employee elective deferral contributions to the 401(k) plan are made on a pre-tax basis. Contributions by the named executive officers are limited by the tax code.
Medical Benefits and Insurance
Our officers, including the executive officers, are eligible to participate in our group medical benefits insurance program, which includes group health, dental and vision, on the same basis as our other employees. Our officers, including the executive officers, participate in a medical expense reimbursement plan which provides up to $7,500 each year to cover healthcare expenses at a cost to Pike of $6,505 per officer each year.

Retirement
We have an informal retirement policy that, upon the retirement of an officer who is at least 55 years of age and has been an employee for 10 years or more, the officer will be entitled to receive (a) the company vehicle used by the officer at the time of retirement or the cash value of such vehicle and (b) continued medical and dental coverage (not including medical expense reimbursement plan benefits) for the officer and his dependents until the earlier of (i) attaining 65 years of age, (ii) becoming eligible for Medicare or (iii) becoming eligible for another health insurance program.
Life and Disability Insurance
We provide our officers, including our executive officers, (i) basic life insurance with a death benefit of two times current base salary capped at $750,000 and supplemental life insurance with a death benefit of one times current base salary capped at $750,000, (ii) accidental death and dismemberment insurance with a death benefit of two times current base salary capped at $750,000, (iii) disability benefits which include 100% of salary for the first six months and 65% of salary through age 65.
Other Benefits
Our officers, including the executive officers, each are provided with a company vehicle and fuel. In accordance with Mr. Pike’s employment agreement, he is eligible for up to fifty hours of personal use of company aircraft per year so long as this use does not interfere with the normal business use of the aircraft. We also provide tax gross-up payments to our executives in order to compensate them for taxes which may be imposed based upon their personal use of a company vehicle and fuel. The Committee reviews and approves all perquisites paid to our executive officers.
Policy Regarding Timing of Equity Grants
Executives derive value from their options based on the appreciation in the value of the underlying shares of our common stock. We set the exercise or base price as the average of the intraday high and low prices of our common stock on the NYSE on the date the awards are granted. In addition, we have a policy of granting options on the first business day of the month immediately following the date of award approval. We do not coordinate the timing of awards with the release of material non-public information.
Agreements with Executives
We have entered into employment agreements and long-term equity agreements with each of our executive officers. The employment agreements provide each executive officer with an annual base salary, the opportunity for annual incentive compensation, and certain other benefits and employment terms.

Payments and Benefits Upon Termination or Change in Control
We do not have any change in control agreements with our executive officers. However, the employment agreements of each of our executive officers provide for severance payments and benefit continuation in the event of termination of employment under certain circumstances. The intent of the program is to attract key executives to Pike as well as assure the services of key executives and the continuity of our operations during periods of uncertainty associated with potential changes in control. The Committee evaluated both the need and amounts of severance payment and benefits to ensure they achieve our overall compensation objectives. This evaluation included a review by Aon Consulting of the then current best practices with respect to the length of severance periods. The potential severance payments are in keeping with the our overall compensation philosophy of providing total compensation and benefits that are competitive with the 50th to 75th percentile of such benefits in the labor market and designed with the objective of protecting stockholder interests. When approving such agreements, the Committee determined that the severance periods and amounts contained in the employment agreements for our executive officers were consistent with those offered to similarly situated executives and necessary to achieve our overall compensation objectives.
Mr. Pike’s employment agreement provides that, if his employment is terminated by us without Cause or by him for Good Reason (as such terms are defined in his employment agreement), Mr. Pike will be entitled to receive two years of his then current annual base salary and the continuation for two years of health and welfare benefits that he was receiving as of the last day of his employment. In addition, all unvested stock options and restricted stock then held by Mr. Pike will automatically become vested and exercisable if his employment is terminated by us without Cause, by him for Good Reason or due to his death, Disability (as defined in his employment agreement) or legal incapacity. The foregoing severance benefits are subject to Mr. Pike abiding by the confidentiality, non-disclosure, non-solicitation and non-competition provisions of his employment agreement.
Under the terms of the employment agreements with our executive officers other than Mr. Pike, if any such executive is terminated for any reason other than death, Disability or Cause or if such executive resigns for Good Reason (as each such term is defined in the relevant employment agreement), he will be entitled to (a) cash severance payments equal to 12 months of his annual base salary at the time of termination, payable in equal monthly installments, or, at the discretion of the board of directors in a lump sum and (b) continuation of his health and welfare benefits for a period equal to the lesser of (i) 12 months or (ii) the period ending on the date he first becomes entitled to health insurance benefits under any plan maintained by any person for whom he provides services as an employee or otherwise. The foregoing severance benefits are subject to such executive entering into and not revoking a release of claims in favor of us and abiding by the non-competition provisions of the agreement.
Although we do not have change-in-control agreements with our executives, our 2005 Omnibus Incentive Compensation Plan and our 2008 Omnibus Incentive Compensation Plan contain provisions that trigger upon a “change in control” as defined in such plans, where any outstanding awards granted (e.g., options, restricted stock, restricted stock units) then held by participants will automatically be deemed exercisable and vested without restriction immediately prior to such change of control, and all performance units and cash incentive awards will be paid out as if the date of the change of control were the last day of the applicable performance period and “target” performance levels had been obtained.
Tax and Accounting Considerations
Section 162(m) of the Code generally disallows a tax deduction to public companies for certain compensation in excess of $1 million paid to our executive officers. Certain compensation, including qualified performance-based compensation, will not be subject to the deduction limit if specified requirements are met. The Committee carefully considers the impact of Section 162(m) in designing compensation programs for, and in making compensation decisions affecting, our Section 162(m) covered executives. In order to maintain flexibility in compensating executive officers, the Committee has not adopted a policy that all compensation must be deductible for federal income tax purposes.

Executive Compensation Tables
The following tables and related narratives present the compensation information for the fiscal years ended June 30, 2010, 2009, and 2008, concerning our chief executive officer, chief financial officer and our three other executive officers for fiscal 2010, to whom we refer collectively as the “named executive officers,” in the format specified by the SEC.
I. Fiscal Year 2010 Summary Compensation Table

			Stock	Option	All Other
Name and		Salary	Awards	Awards	Compensation	Total
Principal Position	Year	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)
J. Eric Pike (1)	2010	728,745	596,694	596,694	60,396	1,982,529
Chairman and	2009	780,000	834,998	585,004	78,960	2,278,962
Chief Executive Officer	2008	749,996	249,979	0	92,497	1,092,472
Anthony K. Slater	2010	409,160	179,902	179,901	29,108	798,071
Executive Vice President and	2009	368,572	306,282	148,700	28,339	851,893
Chief Financial Officer	2008	341,250	0	135,754	30,275	507,279
Audie G. Simmons	2010	431,886	205,943	205,947	36,341	880,117
Executive Vice President	2009	444,336	199,949	199,950	35,057	879,292
of Operations	2008	423,178	0	0	32,977	456,155
James R. Fox	2010	346,262	137,687	137,689	24,521	646,159
General Counsel, Vice President	2009	344,760	129,284	129,286	44,592	647,922
of Risk Management and Secretary	2008	331,500	0	0	30,994	362,494
James T. Benfield	2010	359,436	114,287	114,290	36,704	624,717
Senior Vice President	2009	366,311	109,892	109,889	30,909	617,001
of Operations	2008	348,868	0	0	24,741	373,609

(1)	Mr. Pike does not receive any compensation from us for his service on our board of directors.
Stock Awards (Column (d))
The amount shown in the “Stock Awards” column represents the grant date fair value of stock awards granted in the subject year computed in accordance with FASB ASC Topic 718. Generally, the grant date fair value is the amount that we would expense in our financial statements over the award’s vesting schedule. For additional information regarding the assumptions made in calculating these amounts, see the Notes to our audited, consolidated financial statements included in our Annual Report on Form 10-K. These amounts reflect our accounting expense for these awards and do not correspond to the actual value that will be recognized by the NEOs.
Option Awards (Column (e))
The amount shown in the “Option Awards” column represents the grant date fair value of option awards granted in the subject year computed in accordance with FASB ASC Topic 718. Generally, the grant date fair value is the amount that we would expense in our financial statements over the award’s vesting schedule. For additional information regarding the assumptions made in calculating these amounts, see the Notes to our audited, consolidated financial statements included in our Annual Report on Form 10-K. These amounts reflect our accounting expense for these awards and do not correspond to the actual value that will be recognized by the NEOs.

All Other Compensation (Column (f))
The following table describes each component of the “All Other Compensation” column for fiscal 2010. The amounts shown reflect the incremental cost to Pike for each of the benefits.

	Personal Use	Personal Use	Tax
	of Company	of Company	Reimbursement	Health	401(k)	Unused
Name	Aircraft	Vehicle	Payments	Insurance	Contributions	Vacation	Total
Mr. Pike	$27,400	$15,945	$10,546	$6,505	$—	$—	$60,396
Mr. Slater	—	10,566	6,988	6,505	5,049	—	29,108
Mr. Simmons	—	5,658	3,742	6,505	4,594	15,842	36,341
Mr. Fox	—	10,844	7,172	6,505	—	—	24,521
Mr. Benfield	—	7,324	4,844	6,505	4,844	13,187	36,704
For fiscal 2010, personal use of our aircraft was calculated based on aggregate incremental cost to us for each hour of personal aircraft usage. The incremental costs include fuel, repair costs, parking and runway fees and other similar variable costs. Personal use of company vehicle represents the approximate cost to us of ownership, maintenance, insurance and fuel for the executive’s vehicle. Tax reimbursement payments represent the approximate cost to us for tax gross-up payments to the executives in connection with their personal use of company vehicles. Health insurance represents the premium payable by us for such executive’s participation in a medical expense reimbursement plan. Up to 40 hours of unused vacation may be rolled into the next year with any remaining balance converted to cash compensation in an amount equal to the number of unused vacation hours multiplied times the employee’s current rate of pay.
II. 2010 Grants of Plan Based Awards
The following table shows grants of plan-based awards approved for our named executive officers during the fiscal year ended June 30, 2010. The below amounts include non-equity incentive plan awards approved in September 2009 under our Annual Bonus Plan. No actual payments for any awards under the Annual Bonus Plan were made or will be made to any executive since the performance criteria for the plan was not met. The Annual Bonus Plan and the performance criteria for awards made pursuant to the Annual Bonus Plan are described in greater detail beginning on page 21 of the Compensation Discussion and Analysis section.

			Estimated Possible Payouts
			Under Non-Equity Incentive Plan			Stock
			Awards			Awards	Option Awards
									Closing
						Number			Market	Grant Date
						of Shares	Number of		Price of	Fair Value
						of	Securities		Security	of Stock
						Stock or	Underlying	Exercise	on Date	and Option
	Grant	Approval	Threshold	Target	Maximum	Units	Options	Price	of Grant	Awards
Name	Date	Date	($)	($)	($)	(#)(1)	(#)(2)	($/Sh)	($)(3)	($)(4)
Mr. Pike	08/19/2009	08/19/2009	298,350	596,700	1,193,400	55,818	—	—	—	596,694
	09/01/2009	08/19/2009	—	—	—	—	112,917	11.33	11.04	596,694
Mr. Slater	08/19/2009	08/19/2009	119,213	238,425	476,850	16,829	—	—	—	179,902
	09/01/2009	08/19/2009	—	—	—	—	34,044	11.33	11.04	179,901
Mr. Simmons	08/19/2009	08/19/2009	137,300	274,600	549,200	19,265	—	—	—	205,943
	09/01/2009	08/19/2009	—	—	—	—	38,973	11.33	11.04	205,947
Mr. Fox	08/19/2009	08/19/2009	91,793	183,585	367,170	12,880	—	—	—	137,687
	09/01/2009	08/19/2009	—	—	—	—	26,056	11.33	11.04	137,689
Mr. Benfield	08/19/2009	08/19/2009	95,241	190,482	380,964	10,691	—	—	—	114,287
	09/01/2009	08/19/2009	—	—	—	—	21,628	11.33	11.04	114,290

(1)	Amounts set forth in this column reflect grants of restricted stock units under our 2008 Omnibus Incentive Compensation Plan. These restricted stock unit grants vest in equal installments on the first, second and third anniversary of the grant date.

(2)	Amounts set forth in this column reflect grants of options under our 2008 Omnibus Incentive Compensation Plan. These option grants vest in equal installments on the first, second and third anniversary of the grant date.

(3)	In accordance with SEC rules, we have included this additional column because the exercise price of options we award is based on the mean between the highest and lowest prices at which our common stock was sold on the date of grant rather than the closing price on the date of grant. See “— Compensation Plans” for additional information.

(4)	Amounts set forth in this column represent the grant date fair value of stock awards and option awards computed in accordance with FASB ASC Topic 718. For additional information regarding the assumptions made in calculating these amounts, see the Notes to our audited, consolidated financial statements included in our Annual Report on Form 10-K.

III. Outstanding Equity Awards at Fiscal Year-End 2010
The following table shows the outstanding equity awards held by our named executive officers at June 30, 2010.

	Option Awards					Stock Awards
	Number of	Number of				Number of		Market Value of
	Securities	Securities				Shares		Shares or
	Underlying	Underlying				or Units of		Units of
	Unexercised	Unexercised		Option		Stock That		Stock That
	Options	Options		Exercise		Have Not		Have
	(#)	(#)		Price	Option	Vested		Not Vested
Name	Exercisable	Unexercisable		($)	Expiration Date	(#)		($)(1)
Mr. Pike	424,217	—		3.80	4/18/2012	—		—
	343,746	—		6.51	10/21/2014	—		—
	342,856	85,715	(2)	14.00	7/27/2015	—		—
	27,159	—		18.41	11/1/2016	—		—
	32,825	65,650	(3)	14.25	10/1/2018	—		—
	—	—		—	—	71,429	(4)	672,861
	—	—		—	—	24,637	(5)	232,081
	—	—		—	—	55,818	(6)	525,806
	—	112,917	(7)	11.33	9/1/2019	—		—
Mr. Slater	18,000	12,000	(8)	18.18	8/1/2016	—		—
	—	—		—	—	5,000	(9)	47,100
	18,000	12,000	(10)	18.41	11/1/2016	—		—
	10,000	—		18.41	11/1/2016	—		—
	—	—		—	—	5,000	(11)	47,100
	13,333	6,667	(12)	16.16	5/1/2018	—		—
	8,343	16,688	(13)	14.25	10/1/2018	—		—
	—	—		—	—	6,263	(14)	58,997
	—	—		—	—	10,000	(15)	94,200
	—	—		—	—	16,829	(16)	158,529
	—	34,044	(17)	11.33	9/1/2019	—		—
Mr. Simmons	231,378	—		3.80	4/18/2012	—		—
	61,904	—		6.51	10/21/2014	—		—
	30,952	7,738	(18)	14.00	7/27/2015	—		—
	—	—		—	—	6,449	(19)	60,750
	10,000	—		18.41	11/1/2016	—		—
	—	—		—	—	5,000	(20)	47,100
	18,000	12,000	(21)	15.70	12/1/2016	—		—
	—	—		—	—	8,421	(22)	79,326
	11,219	22,439	(23)	14.25	10/1/2018	—		—
	—	—		—	—	19,265	(24)	181,476
	—	38,973	(25)	11.33	9/1/2019	—		—
Mr. Fox	—	—		—	—	5,000	(26)	47,100
	18,000	12,000	(27)	18.41	11/1/2016	—		—
	—	—		—	—	5,445	(28)	51,292
	7,254	14,509	(29)	14.25	10/1/2018	—		—
	—	—		—	—	12,880	(30)	121,330
	—	26,056	(31)	11.33	9/1/2019	—		—
Mr. Benfield	89,977	—		3.80	4/18/2012	—		—
	61,904	—		6.51	10/21/2014	—		—
	30,952	7,738	(32)	14.00	7/27/2015	—		—
	10,000	—		18.41	11/01/2016	—		—
	10,025	20,051	(33)	8.81	11/03/2018	—		—
	—	—		—	—	6,449	(34)	60,750
	—	—		—	—	7,664	(35)	72,195
	—	—		—	—	10,691	(36)	100,709
	—	21,628	(37)	11.33	9/1/2019	—		—

(1)	The amounts set forth in this column were calculated by multiplying the closing market price of Pike’s Common Stock on June 30, 2010 ($9.42) by the number of shares, units or other rights held on such date.

(2)	These options vested in their entirety on July 27, 2010.

(3)	These options vest in equal annual installments from October 1, 2010 to October 1, 2011.

(4)	These restricted shares vested in their entirety on July 27, 2010.

(5)	These restricted shares vest in equal annual installments from September 24, 2010 to September 24, 2011.

(6)	These restricted stock units vest in equal annual installments from August 19, 2010 to August 19, 2012.

(7)	These options vest in equal annual installments from September 1, 2010 to September 1, 2012.

(8)	These options vest in equal annual installments from August 1, 2010 to August 1, 2011.

(9)	These restricted shares vest in their entirety on August 1, 2011.

(10)	These options vest in equal annual installments from November 1, 2010 to November 1, 2011.

(11)	These restricted shares vest in their entirety on October 10, 2011.

(12)	These options vest in their entirety on May 1, 2011.

(13)	These options vest in equal annual installments from October 1, 2010 to October 1, 2011.

(14)	These restricted shares vest in equal annual installments from September 24, 2010 to September 24, 2011.

(15)	These restricted shares vest in equal annual installments from April 29, 2011 to April 29, 2012.

(16)	These restricted stock units vest in equal annual installments from August 19, 2010 to August 19, 2012.

(17)	These options vest in equal annual installments from September 1, 2010 to September 1, 2012.

(18)	These options vested in their entirety on July 27, 2010.

(19)	These restricted shares vested in their entirety on July 27, 2010.

(20)	These restricted shares vest in their entirety on November 27, 2011.

(21)	These options vest in equal annual installments from December 1, 2010 to December 1, 2011.

(22)	These restricted shares vest in equal annual installments from September 24, 2010 to September 24, 2011.

(23)	These options vest in equal annual installments from October 1, 2010 to October 1, 2011.

(24)	These restricted stock units vest in equal annual installments from August 19, 2010 to August 19, 2012.

(25)	These options vest in equal annual installments from September 1, 2010 to September 1, 2012.

(26)	These restricted shares vest in their entirety on October 10, 2011.

(27)	These options vest in equal annual installments from November 1, 2010 to November 1, 2011.

(28)	These restricted shares vest in equal annual installments from September 24, 2010 to September 24, 2011.

(29)	These options vest in equal annual installments from October 1, 2010 to October 1, 2011.

(30)	These restricted stock units vest in equal annual installments from August 19, 2010 to August 19, 2012.

(31)	These options vest in equal annual installments from September 1, 2010 to September 1, 2012.

(32)	These options vested in their entirety on July 27, 2010.

(33)	These options vest in equal annual installments from November 3, 2010 to November 3, 2011.

(34)	These restricted shares vested in their entirety on July 27, 2010.

(35)	These restricted shares vest in equal annual installments from October 13, 2010 to October 13, 2011.

(36)	These restricted stock units vest in equal annual installments from August 19, 2010 to August 19, 2012.

(37)	These options vest in equal annual installments from September 1, 2010 to September 1, 2012.
IV. 2010 Option Exercises and Stock Vested
The following table shows the number of shares acquired and the value realized during the fiscal year ended June 30, 2010 upon the exercise of stock options and the vesting of restricted stock previously granted to each of the named executive officers.

	Option Awards		Stock Awards
	Number of shares	Value realized	Number of shares	Value realized
	acquired on exercise	on exercise	acquired on vesting	on vesting
Name	(#)	($)	(#)	($)(1)
Mr. Pike	—	—	12,318	150,526
Mr. Slater	—	—	10,131	115,681
Mr. Simmons	—	—	6,210	74,566
Mr. Fox	—	—	2,722	33,263
Mr. Benfield	—	—	5,831	68,096

(1)	Values were determined by multiplying the number of shares or units, as applicable, that vested by the per-share fair market value of our common stock on the vesting date.
V. 2010 Potential Payments Upon Termination or Change of Control
The following is a summary of certain compensation agreements that we have with, and certain plans that we maintain for, our executive officers, including the named executive officers, and other material information necessary to an understanding of the Summary Compensation Table and Grants of Plan-Based Awards table above. The following tables show the estimated benefits payable to each named executive officer in the event of the executive officer’s termination of employment under various scenarios or a change of control of our company. The amounts shown assume termination of employment or a change of control on June 30, 2010. The amounts do not include payments or benefits provided under insurance or other plans that are generally available to all salaried employees.
Arrangements with J. Eric Pike
Mr. Pike entered into an amended and restated employment agreement with us on September 24, 2008, as amended on May 1, 2009. The employment agreement provides for an initial one-year employment term commencing July 1, 2008, after which the agreement automatically extends for additional one-year periods, subject to both Mr. Pike’s and our right to terminate the agreement upon at least 60 days written notice prior to the expiration of each such term.

The employment agreement provides a base annual salary of $780,000, which may be adjusted up but not down by the Compensation Committee. However, for the fiscal year ended June 30 2010, Mr. Pike voluntarily adjusted his base salary downward to $676,260. In addition to his base salary, Mr. Pike will be eligible to receive an annual incentive opportunity and to participate in our long-term incentive plan on such terms and conditions and in such amounts as adopted and approved by our Compensation Committee. The employment agreement also provides Mr. Pike the ability to use the company aircraft for up to 50 flight hours per year for personal use.
Under the terms of the employment agreement, if Mr. Pike’s employment is terminated by us without Cause or by Mr. Pike for Good Reason (as such terms are defined below), Mr. Pike will be entitled to receive two years of his then current annual base salary and the continuation for two years of the health, life, disability and other benefits that he was receiving as of the last day of his employment. If Mr. Pike’s employment is terminated by us without Cause or due to his death, Disability (as defined in the employment agreement) or legal incapacity or by him for Good Reason, all unvested equity compensation awards then held by Mr. Pike or his estate will automatically become vested and exercisable. If Mr. Pike’s employment is terminated for any other reason, Mr. Pike will be entitled to receive only earned but unpaid benefits. In addition, the employment agreement prohibits Mr. Pike from soliciting employees, customers and suppliers of Pike for 24 months after termination of his employment, as well as from engaging in certain activities that are competitive with us and our business for a period of five years after the termination of his employment.
As defined in Mr. Pike’s employment agreement, “Cause” means Mr. Pike is either (i) convicted of a felony involving moral turpitude or (ii) guilty of gross neglect or willful misconduct in carrying out his duties, resulting in material harm to us, unless he believed in good faith he acted in our best interests; provided, that, with respect to (ii) above, Mr. Pike will have a 30-day cure period to eliminate the circumstances that are claimed to constitute Cause unless such circumstances are not capable of being cured. Mr. Pike may terminate his employment for “Good Reason” if (i) he is assigned duties or responsibilities that are inconsistent with his position as President and Chief Executive Officer, (ii) he suffers a reduction in, or material, adverse interference with, the authorities and duties associated with his position, (iii) the duties of his position change in a materially adverse manner from those at the date his employment agreement was executed or (iv) he is required to relocate to an employment location that is more than 50 miles from his employment location on the execution date of his employment agreement; provided, that we will have a 30-day cure period to eliminate the circumstances that are claimed to constitute Good Reason unless such circumstances are not capable of being cured.
If Mr. Pike becomes subject to excise taxes under Section 4999 of the Internal Revenue Code, we will make a tax gross-up payment to him in an amount sufficient to cover such excise taxes and any interest or penalties thereon. However, if such excise taxes would not be applicable if the value of his payments and benefits were reduced by 5%, Mr. Pike will forfeit the amount of such payments and benefits necessary to avoid incurring such excise taxes and we will not have an obligation to provide a tax gross-up payment in connection therewith. If required to forfeit a portion of the payments and benefits, Mr. Pike would choose the particular payments and benefits to be reduced.
We may terminate Mr. Pike’s employment due to Disability or legal incapacity if, based upon independent medical advice, the board of directors determines that due to physical or mental illness Mr. Pike is unable to perform his customary duties for (i) 120 consecutive business days, if he fails to return to his duties within five days of written notice of the end of that 120-day period, or (ii) 130 business days in any 12-month period. In any such event, Mr. Pike is entitled to a continuation of his base salary and other benefits during the 120-day or 130-day period, in addition to the acceleration of any unvested equity compensation awards at such time, as noted above.

Mr. Pike is subject to a non-solicitation provision for 24 months after termination of his employment, as well as a confidentiality provision. In addition, Mr. Pike has agreed to refrain from engaging in certain activities that are competitive with us and our business for a period of five years after the termination of his employment. Mr. Pike is entitled to indemnification in his position to the fullest extent permitted by the laws of Delaware.
The following table sets forth the amounts payable to Mr. Pike upon termination of his employment or a “change in control” (as defined below in the 2005 Omnibus Incentive Compensation Plan or 2008 Omnibus Incentive Compensation Plan) on June 30, 2010.

			Termination
			without
	Termination		Cause or for
	for Cause or	Termination	Good Reason	Termination		Change-in-
	without	without	following a	due to	Termination	Control
Benefits and Payments	Good	Cause or for	Change-in-	Disability or	due to	(No
Upon Termination	Reason	Good Reason	Control	Incapacity(1)	Death(1)	Termination)
Base Salary (2)	$—	$1,352,520	$1,352,520	$—	$—	$—
Unvested Stock Options (3)	—	—	—	—	—	—
Restricted Stock (4)	—	904,942	904,942	904,942	904,942	904,942
Restricted Stock Units (5)	—	525,806	525,806	525,806	525,806	525,806
Annual Cash Incentive (6)	—	—	—	—	—	596,700
Health Insurance (7)	—	35,872	35,872	—	—	—
Excise Tax Gross-up (8)	—	—	—	—	—	—
Life Insurance (9)	—	—	—	—	1,427,000	—
Accidental Death and Dismemberment (10)	—	—	—	1,000,000	1,000,000	—
Short-Term Disability Coverage	—	—	—	338,130	—	—
Long-Term Disability Coverage (11)	—	—	—	9,749,979	—	—

Total:	$—	$2,819,140	$2,819,140	$12,518,857	$3,857,748	$2,027,448

(1)	Pursuant to the terms of Mr. Pike’s employment agreement, all unvested stock options and restricted stock will vest upon his death, Disability or legal incapacity.

(2)	Represents 24 months salary continuation.

(3)	Represents the value of unvested stock options held at June 30, 2010, based upon the amount by which the closing market price on June 30, 2010 ($9.42) of the shares of common stock underlying those options exceeded the exercise price of such options. These stock options would vest in full both upon a “change in control” under the terms of, and as defined in the 2005 Omnibus Incentive Compensation Plan and 2008 Omnibus Incentive Compensation Plan (each discussed below) and also under the terms of Mr. Pike’s employment agreement upon termination of his employment due to his death, Disability, legal incapacity, resignation for Good Reason or termination without Cause (each as defined above). All stock options awarded under either our 2002 Stock Option Plan A or 2002 Stock Option Plan B are vested.

(4)	Represents the value of restricted shares of common stock held at June 30, 2010, based upon the closing market price on June 30, 2010 ($9.42) of the shares of common stock. These restricted shares would vest in full both upon a “change in control” under the terms of, and as defined in, our 2005 Omnibus Incentive Compensation Plan and 2008 Omnibus Incentive Compensation Plan (each discussed below) and also under the terms of Mr. Pike’s employment agreement upon termination of his employment due to his resignation for Good Reason or termination without Cause (each as defined above).

(5)	Represents the value of restricted stock units held at June 30, 2010, based upon the closing market price on June 30, 2010 ($9.42) of shares of our common stock. These restricted stock units would vest in full both upon a “change in control” under the terms of, and as defined in, our 2005 Omnibus Incentive Compensation Plan and 2008 Omnibus Incentive Compensation Plan (each discussed below) and also under the terms of Mr. Pike’s employment agreement upon termination of his employment due to his resignation for Good Reason or termination without Cause (each as defined above).

(6)	Pursuant to the terms of the 2008 Omnibus Plan and Pike’s annual incentive plan adopted under it, Pike will pay executive an amount equal to the target award amount for such plan year upon a “change of control” of Pike. In the event of death, Disability or Retirement, the award will be paid on a pro rata basis based on the actual performance determined after the end of the Plan Year.

(7)	Represents the estimated incremental cost to us of medical, dental and vision plan continuation coverage for 24 months.

(8)	Represents estimated excise and related income tax gross-up payment.

(9)	Represents proceeds from company paid basic term life insurance policy with the benefit equal to two-times annual base salary capped at $750,000 plus the proceeds from company paid supplemental term life insurance policy with the benefit equal to one-times annual base salary capped at $750,000.

(10)	Represents proceeds from company provided basic accidental death and dismemberment policy with the benefit equal to two-times annual base salary capped at $750,000 and a $250,000 death benefit from company provided supplemental accidental death and dismemberment policy.

(11)	Represents aggregate payments to the executive on a non-discounted basis, assuming full disability through age 65. In the event Pike would be required to fund the full amount of the long-term disability payments for all named executive officers as of June 30, 2010, the entire amount of Pike’s commitment for such payments is insured.
Arrangements with Other Named Executive Officers
Messrs. Slater, Simmons, Fox and Benfield entered into amended and restated employment agreements with us in June 2009, the terms of which are substantially similar. Under the employment agreement, the executive is paid a base annual salary, which is reviewed annually by the Compensation Committee of our board of directors, and is entitled to participate in the other benefit plans and programs available to our officers.
The employment agreement also provides that if the executive is terminated for any reason other than death, Disability or Cause or if the executive resigns for Good Reason (each as defined below), the executive will be entitled to (a) cash severance payments equal to 12 months of the executive’s annual base salary at the time of termination, payable in equal monthly installments and (b) continuation of the executive’s medical and health insurance benefits for a period equal to the lesser of (i) 12 months or (ii) the period ending on the date the executive first becomes eligible to health insurance benefits under any plan maintained by any person for whom the executive provides services as an employee or otherwise. If the executive’s employment is terminated for Cause, then the executive will be paid all accrued and unpaid base salary through the date of termination. Similarly, in the event that the executive resigns without Good Reason, the executive will be paid all accrued and unpaid base salary and any accrued and unpaid benefits through the date of termination, after which we will have no further obligations under the executive’s employment agreement. Finally, in the event of an executive’s termination of employment due to the executive’s death or Disability, the executive or the executive’s estate will receive all accrued and unpaid base salary and any accrued and unpaid benefits through the date of termination, after which we will have no further obligations under the executive’s employment agreement.
We provide life insurance with a death benefit equal to two times annual base salary capped at $750,000. Additionally, we provide supplemental term life insurance with a death benefit equal to one times annual base salary capped at $750,000, basic accidental death coverage with a death benefit equal to two times annual base salary capped at $750,000 and supplemental accidental death and dismemberment coverage with a death benefit of $250,000. Disability benefits include 100% of salary for the first six months and 65% of salary through age 65.

Under the employment agreement, the term “Cause” is defined as the executive’s (i) continued willful failure to substantially perform his duties, (ii) willful engagement in gross misconduct materially and demonstrably injurious to us or (iii) material breach of certain provisions of his employment agreement, such as non-competition and non-solicitation provisions, and his failure to cure such breach upon written notice by us, if any. “Good Reason” is defined as meaning (i) a material reduction in an executive’s title or responsibilities, (ii) the requirement that the executive relocate to an employment location that is more than 50 miles from his employment location on the effective date of his employment agreement, or (iii) our failure to cure our material breach of certain provisions of the employment agreements, such as employment duties and compensation provisions, upon written notice to us. Finally, “Disability” is defined as having the same meaning set forth in any long-term disability plan in which the executive participates, and in the absence of such a plan means that, due to physical or mental illness, the executive failed to perform his duties on a full-time basis for 180 consecutive days and did not return on a full-time basis before the end of such period.
The employment agreements also contain confidentiality provisions and non-competition and non-solicitation covenants. Each executive has agreed to neither compete with us nor solicit our customers, suppliers or employees for the twelve months following termination of his employment. The foregoing severance benefits are subject to the executive entering into and not revoking a release of claims in favor of us and abiding by the restrictive covenant provisions in his agreement.
The following table sets forth the amounts payable to Messrs. Slater, Simmons, Fox and Benfield upon termination of his employment or a “change in control” (as defined below in the 2005 Omnibus Incentive Compensation Plan or 2008 Omnibus Incentive Compensation Plan) on June 30, 2010.

			Termination
			without
	Termination		Cause or for
	for Cause or	Termination	Good Reason	Termination		Change-in-
	without	without	following a	due to	Termination	Control
Benefits and Payments	Good	Cause or for	Change-in-	Disability or	due to	(No
Upon Termination	Reason	Good Reason	Control	Incapacity	Death	Termination)

Anthony K. Slater
Base Salary (1)	$—	$390,150	$390,150	$—	$—	$—
Unvested Stock Options (2)	—	—	—	—	—	—
Restricted Stock (3)	—	—	247,397	58,997	58,997	247,397
Restricted Stock Units (4)	—	—	158,529	158,529	158,529	158,529
Annual Cash Incentive (5)	—	—	—	—	—	238,425
Health Insurance (6)	—	17,936	17,936	—	—	—
Life Insurance (7)	—	—	—	—	1,141,000	—
Accidental Death & Dismemberment (8)	—	—	—	1,000,000	1,000,000	—
Short-Term Disability Coverage	—	—	—	195,078	—	—
Long-Term Disability Coverage (9)	—	—	—	6,084,093	—	—

Total:	$—	$408,086	$814,012	$7,496,697	$2,358,526	$644,351

			Termination
			without
	Termination		Cause or for
	for Cause or	Termination	Good Reason	Termination		Change-in-
	without	without	following a	due to	Termination	Control
Benefits and Payments	Good	Cause or for	Change-in-	Disability or	due to	(No
Upon Termination	Reason	Good Reason	Control	Incapacity	Death	Termination)

Audie G. Simmons
Base Salary (1)	$—	$411,900	$411,900	$—	$—	$—
Unvested Stock Options (2)	—	—	—	—	—	—
Restricted Stock (3)	—	—	187,175	79,326	79,326	187,175
Restricted Stock Units (4)	—	—	181,476	181,476	181,476	181,476
Annual Cash Incentive (5)	—	—	—	—	—	274,600
Health Insurance (6)	—	17,936	17,936	—	—	—
Life Insurance (7)	—	—	—	—	1,162,000	—
Accidental Death & Dismemberment (8)	—	—	—	1,000,000	1,000,000	—
Short-Term Disability Coverage	—	—	—	205,950	—	—
Long-Term Disability Coverage (9)	—	—	—	2,578,494	—	—

Total:	$—	$429,836	$798,487	$4,045,246	$2,422,802	$643,251

James R. Fox
Base Salary (1)	$—	$330453	$330453	$—	$—	$—
Unvested Stock Options (2)	—	—	—	—	—	—
Restricted Stock (3)	—	—	98,392	51,292	51,292	98,392
Restricted Stock Units (4)	—	—	121,330	121,330	121,330	121,330
Annual Cash Incentive (5)	—	—	—	—	—	183,585
Health Insurance (6)	—	17,936	17,936	—	—	—
Life Insurance (7)	—	—	—	—	992,000	—
Accidental Death & Dismemberment (8)	—	—	—	911,000	911,000	—
Short-Term Disability Coverage	—	—	—	165,228	—	—
Long-Term Disability Coverage (9)	—	—	—	92,528	—	—

Total:	$—	$348,389	$568,111	$1,341,378	$2,075,622	$403,307

James T. Benfield
Base Salary (1)	$—	$342,867	$342,867	$—	$—	$—
Unvested Stock Options (2)	—	—	188,880	188,880	188,880	188,880
Restricted Stock (3)	—	—	132,944	72,195	72,195	132,944
Restricted Stock Units (4)	—	—	100,709	100,709	100,709	100,709
Annual Cash Incentive (5)	—	—	—	—	—	190,482
Health Insurance (6)	—	17,936	17,936	—	—	—
Life Insurance (7)	—	—	—	—	1,029,000	—
Accidental Death & Dismemberment (8)	—	—	—	936,000	936,000	—
Short-Term Disability Coverage	—	—	—	171,432	—	—
Long-Term Disability Coverage (9)	—	—	—	3,512,470	—	—

Total:	$—	$360,803	$783,336	$4,981,686	$2,326,784	$613,015

(1)	Represents 12 months salary continuation.

(2)	Represents the value of unvested stock options held at June 30, 2009, based upon the amount by which the closing market price on June 30, 2010 ($9.42) of the shares of common stock underlying those options exceeded the exercise price of such options. These stock options would vest in full upon a “change in control” under the terms of, and as defined in, our 2005 Omnibus Incentive Compensation Plan and 2008 Omnibus Incentive Compensation Plan (each discussed below). All stock options awarded under either our 2002 Stock Option Plan A or 2002 Stock Option Plan B are vested. Certain award agreements entered into in September 2008 and thereafter provide that any unvested stock options will vest upon the executive’s death or Disability.

(3)	Represents the value of restricted shares of common stock held at June 30, 2009, based upon the closing market price on June 30, 2010 ($9.42) of the shares of common stock. These restricted shares would vest in full upon a “change in control” under the terms of, and as defined in, our 2005 Omnibus Incentive Compensation Plan and 2008 Omnibus Incentive Compensation Plan (each discussed below). Certain award agreements entered into in September 2008 and thereafter provide that any restricted shares will vest upon the executive’s death or Disability.

(4)	Represents the value of restricted stock units held at June 30, 2010, based upon the closing market price on June 30, 2010 ($9.42) of the shares of common stock. These restricted stock units would vest in full upon a “change in control” under the terms of, and as defined in, our 2005 Omnibus Incentive Compensation Plan and 2008 Omnibus Incentive Compensation Plan (each discussed below). Certain award agreements entered into in August 2009 and thereafter provide that any restricted stock units will vest upon the executive’s death or Disability.

(5)	Pursuant to the terms of the 2008 Omnibus Plan and Pike’s annual incentive plan adopted under it, Pike will pay executive an amount equal to the target award amount for such plan year upon a “change of control” of Pike. In the event of death, Disability or Retirement, the award will be paid on a pro rata basis based on the actual performance determined after the end of the Plan Year.

(6)	Represents the estimated incremental cost to us of health and dental plan continuation coverage for 12 months.

(7)	Represents the proceeds from company paid basic term life insurance policy with the benefit equal to two times annual base salary capped at $750,000 plus the proceeds from company paid supplemental term life insurance policy with the benefit equal to one-times annual base salary capped at $750,000.

(8)	Represents proceeds from company provided basic accidental death and dismemberment policy with a benefit equal to two times annual base salary capped at $750,000 and a $250,000 death benefit from company provided supplemental accidental death and dismemberment.

(9)	Represents aggregate payments to the executive on a non-discounted basis, assuming full Disability through age 65. In the event Pike would be required to fund the full amount of the long-term disability payments for all named executive officers as of June 30, 2010, the entire amount of Pike’s commitment for such payments is insured.
Compensation Plans
The executives are eligible for awards of stock options, stock appreciation rights, restricted stock, cash incentive awards and other equity-based awards under both our 2005 Omnibus Incentive Compensation Plan and our 2008 Omnibus Incentive Compensation Plan. In the event of a “change of control” of our company, any outstanding awards granted (e.g., options, restricted stock, restricted stock units) then held by participants will automatically be deemed exercisable and vested without restriction immediately prior to such change of control, and all performance units and cash incentive awards will be paid out as if the date of the change of control were the last day of the applicable performance period and “target” performance levels had been obtained.
For the purposes of our 2005 Omnibus Incentive Compensation Plan, a “change of control” occurs in the following circumstances: (i) when, during any 24 consecutive month period, individuals who were directors at the beginning of such period cease at any time during such period to constitute a majority of our board of directors; (ii) upon a merger, consolidation or similar corporate transaction involving our company or, if voting securities are issued in connection with any such transaction, our subsidiaries; (iii) upon the sale of all or substantially all of our assets to a person that is not an affiliate of us if stockholder approval is required under the laws of our jurisdiction of incorporation; (iv) when our stockholders approve a plan of complete liquidation or dissolution of us, unless such liquidation or dissolution is part of a transaction described in paragraphs (ii) or (iii) above that does not qualify as a change of control; or (v) when a person or group (other than Lindsay Goldberg, us, our affiliates or any employee benefit plan sponsored or maintained by us or our affiliates) becomes the beneficial owner of our voting securities representing 20% or more of the combined voting power of our then outstanding voting securities and such percentage exceeds the voting power of our securities beneficially owned by Lindsay Goldberg and its affiliates.

For the purposes of our 2008 Omnibus Incentive Compensation Plan, a “change of control” occurs in the following circumstances: (i) when, during any 24 consecutive month period, individuals who were directors at the beginning of such period cease at any time during such period to constitute a majority of our Board; (ii) when a person or group (other than Lindsay Goldberg, us, our affiliates or any employee benefit plan sponsored or maintained by us or our affiliates) becomes the beneficial owner of our voting securities representing 35% or more of the combined voting power of our then outstanding voting securities; (iii) upon a merger, consolidation or similar corporate transaction involving our company or, if voting securities are issued in connection with any such transaction, our subsidiaries; (iv) upon the sale of all or substantially all of our assets to a person that is not an affiliate of us; or (v) when our stockholders approve a plan of complete liquidation of our company.
Prior to our IPO, all stock options were either granted under our 2002 Stock Option Plan A or 2002 Stock Option Plan B, which permitted the grant of nonqualified stock options to employees as incentives for performance and retention. As of the date of this proxy statement, all awards made under either our 2002 Stock Option Plan A or 2002 Stock Option Plan B had vested.
Officer Retirement Benefits
We have an informal retirement policy that, upon the retirement of an officer who is at least 55 years of age and has been an employee for 10 years or more, the officer will be entitled to receive (a) the company vehicle used by the officer at the time of retirement or the cash value of such vehicle and (b) continued medical and dental coverage (not including medical expense reimbursement plan benefits) for the officer and his dependents until the earlier of (i) attaining 65 years of age, (ii) becoming eligible for Medicare or (iii) becoming eligible for another health insurance program.
Risk Analysis of Compensation Programs
Pike’s executive compensation programs are designed to motivate officers to achieve our business goals and to reward executives for achieving those goals, including executive officers. At the same time, the programs are designed to avoid providing incentives for officers to make decisions that expose Pike to excessive risks. The components of the executive compensation programs that help mitigate excessive risks include: (i) strong Compensation Committee discretion and oversight, including use of independent third party consultant; (ii) balanced mix of short and long-term pay; (iii) use of multiple performance metrics; (iv) multi-year vesting requirements for equity awards; and (v) incentive plan caps.
Equity Compensation Plan Information
The following table provides information as of June 30, 2010, concerning our outstanding equity compensation arrangements as of that date.

			Number of securities
			remaining available for future
	Number of securities to be	Weighted-average exercise	issuance under equity
	issued upon exercise of	price of outstanding	compensation plans
	outstanding options,	options, warrants and	(excluding securities reflected
	warrants and rights	rights	in column (a))
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by security holders(1)	3,349,622	$10.33	1,818,529
Equity compensation plans not approved by security holders	0	0	0

Total	3,349,622	$10.33	1,818,529

Compensation Committee Report
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and Pike’s Annual Report on Form 10-K for the year ended June 30, 2010.
Submitted by the Compensation Committee of the Board of Directors.
Louis F. Terhar, Chair
Charles E. Bayless
James R. Helvey III
Peter Pace
Daniel J. Sullivan
Additional Information About Directors and Executive Officers
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934, requires our executive officers, directors and certain persons who beneficially own more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Executive officers, directors and greater than 10% stockholders are required to furnish us copies of all ownership reports they file. Based solely on our review of the copies of the reports that we received and written representations that no other reports were required, we believe that our executive officers, directors and greater than 10% stockholders complied with all applicable filing requirements on a timely basis during fiscal year 2010, except that Gary Waldman, James Benfield and Peter Pace each filed one late Form 4 covering a single transaction that occurred during fiscal year 2010. Additionally, the Form 3 filed by Peter Pace in connection with his appointment to our board of directors was filed five days late.
Compensation Committee Interlocks and Insider Participation
Charles E. Bayless, James R. Helvey III, Peter Pace, Daniel J. Sullivan and Louis F. Terhar served on the Compensation Committee in fiscal year 2010. None of the directors who served on the Compensation Committee in fiscal year 2010 has ever served as one of our officers or employees. During fiscal year 2010, none of our executive officers served as a director or member of the Compensation Committee (or other committee performing similar functions) of any other entity of which an executive officer served on our board of directors or Compensation Committee.
Related Person Transactions
We, LGB Pike LLC, a company affiliated with Lindsay Goldberg, and certain other stockholders, including certain of our executive officers, are parties to a stockholders agreement dated April 18, 2002, as amended, which provides such stockholders registration rights for their shares of our common stock. Specifically, each of the stockholders party to the stockholders agreement has “piggyback” registration rights where, if we propose to register any of our securities for sale for our own account, other than a registration in connection with an employee benefit or similar plan or an acquisition or an exchange offer, we will be required to provide them the opportunity to participate in such registration. In addition to its piggyback registration rights, LGB Pike LLC and its affiliates have the right to require us to file registration statements, or “demand registrations,” covering shares of our common stock that they hold. On September 7, 2006, we filed a registration statement registering the resale of 8,000,000 shares of our common stock held by LGB Pike II LLC, which was declared effective by the SEC on September 20, 2006. The stockholders agreement also requires LGB Pike II LLC and its affiliates to vote their shares of our common stock for J. Eric Pike to be a member of our board of directors for so long as he is our Chief Executive Officer and controls at least 1,321,965 shares of our common stock.

Audit Committee Report
The primary purpose of the Audit Committee is to act on behalf of the Board of Directors in its oversight of all material aspects of the accounting and financial reporting processes, internal controls and audit functions of Pike Electric Corporation (the “Company”), including its compliance with Section 404 of the Sarbanes-Oxley Act of 2002. Management has primary responsibility for the Company’s consolidated financial statements and reporting processes, including its internal controls and disclosure controls and procedures. The Company’s independent registered public accounting firm, Ernst & Young LLP, is responsible for performing an independent audit of the consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board and expressing an opinion on the conformity of those audited consolidated financial statements with generally accepted accounting principles.
In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited consolidated financial statements included in the Annual Report on Form 10-K for the fiscal year ended June 30, 2010. This review included a discussion of the quality and acceptability of the Company’s financial reporting and internal controls. During the past fiscal year, the Audit Committee discussed with the Company’s independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended. The Audit Committee also received during the past fiscal year the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm their independence.
Based on the reviews, discussions and disclosures referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements of the Company for the fiscal year ended June 30, 2010 be included in its Annual Report on Form 10-K for such fiscal year.
Submitted by the Audit Committee of the Board of Directors.
James R. Helvey III, Chair
Charles E. Bayless
Peter Pace
Daniel J. Sullivan
Louis F. Terhar

Proposal 2 — Ratification of Appointment of
Independent Registered Public Accounting Firm
The Audit Committee of the board of directors has selected Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2011. We are presenting this selection to our stockholders for ratification at the annual meeting.
Ernst & Young LLP audited our consolidated financial statements and internal control over financial reporting for fiscal year 2010. Representatives of Ernst & Young LLP are expected to be present at the annual meeting with an opportunity to make a statement if they desire to do so. They also are expected to be available to respond to appropriate questions.
Stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm is not required. We are submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider its selection of Ernst & Young LLP.
The board of directors recommends a vote “FOR” ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2011.
Fees Paid to Ernst & Young LLP
The following table presents fees for professional audit services rendered by Ernst & Young LLP for the audit of our consolidated financial statements for the fiscal years ended June 30, 2010 and June 30, 2009 and fees billed for other services rendered by Ernst & Young LLP during those periods.

	FY 2010	FY 2009
Audit Fees (1)	$881,549	$863,500
Audit-Related Fees	—	—
Tax Fees (2)	118,817	107,300
All Other Fees (3)	—	—

Total	$1,000,366	$970,800

(1)	Audit fees consisted of fees for the audit of our annual financial statements and quarterly reviews. These fees also include fees billed for professional services rendered for the audit of management’s assessment of the effectiveness of internal control over financial reporting.

(2)	Tax fees principally consisted of fees for tax compliance and tax advice, planning and consultations.

(3)	All other fees consist of fees billed for products and services other than the services reported above, including fees billed for matters related to transactional advisory services, strategic planning and litigation consultation.
Audit Committee Pre-Approval of Audit and Non-Audit Services
The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services to be performed by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. All such services provided in fiscal 2010 were approved by the Audit Committee. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

The Audit Committee has delegated pre-approval authority to its Chairperson when necessary due to timing considerations. Any services approved by the Chairperson must be reported to the full Audit Committee at its next scheduled meeting. The independent registered public accounting firm and management are required to periodically report to the full Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with the pre-approval policies, and the fees for the services performed to date.
Additional Information
Stockholder Proposals for the 2011 Annual Meeting
If any stockholder wishes to present a proposal to the stockholders of Pike at the 2011 annual meeting, such proposal must be received by our Corporate Secretary at our principal executive offices for inclusion in the proxy statement and form of proxy relating to the meeting on or before June 22, 2011. All stockholder proposals will need to comply with Rule 14a-8 of the Securities Exchange Act of 1934.
Pursuant to our bylaws, in order for any business not included in the proxy statement for the 2011 Annual Meeting of Stockholders to be brought before the meeting by a stockholder of record, such stockholder must give notice of that business to our Corporate Secretary no earlier than August 3, 2011 nor any later than September 2, 2011. If the date of the meeting is advanced by more than 30 days or delayed by more than 60 days from December 1, 2011, the notice must be received no earlier than the 120th day prior to the date of the 2011 Annual Meeting of Stockholders and no later than either the 90th day prior to the date of the 2011 Annual Meeting of Stockholders or the 10th day after public disclosure of the actual date of our 2011 Annual Meeting of Stockholders, whichever is later. The notice must contain the information required by our bylaws.
2010 Annual Report to Stockholders
This proxy statement is accompanied by our 2010 Annual Report to Stockholders, which includes our Annual Report on Form 10-K for the fiscal year ended June 30, 2010. The Annual Report and the Form 10-K, which contains our consolidated financial statements and other information about us, are not incorporated in the proxy statement and are not to be deemed a part of the proxy soliciting material.
Copies of this proxy statement and our 2010 Annual Report to Stockholders are available at www.proxyvote.com. A printed set of these materials, including a copy of our Form 10-K for the fiscal year ended June 30, 2010, is also available to stockholders without charge upon written request to Investor Relations, Pike Electric Corporation, PO Box 868, Mt. Airy, North Carolina 27030.

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PIKE ELECTRIC CORPORATION	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends a vote FOR the following nominees:	☐	☐	☐

1.	Election of Directors
Nominees

01	J. Eric Pike	02 Charles E. Bayless	03 Adam P. Godfrey	04 James R. Helvey III	05 Robert D. Lindsay
06	Peter Pace	07 Daniel J. Sullivan	08 Louis F. Terhar

The Board of Directors recommends a vote FOR the following proposal:		For	Against	Abstain

2	Proposal to ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2011.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com.

PIKE ELECTRIC CORPORATION
Annual Meeting of Stockholders
December 1, 2010 9:30 AM
This proxy is solicited by the Board of Directors
The stockholder(s) hereby appoint(s) James R. Fox and Anthony K. Slater, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Pike Electric Corporation that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:30 a.m., Eastern Time on Wednesday, December 1, 2010, at the Bermuda Run Country Club, 324 Bermuda Run Drive, Bermuda Run, NC 27006, and any adjournment.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR EACH PROPOSAL.
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.
Continued and to be signed on reverse side